================================================================================

                            ASSET PURCHASE AGREEMENT

                                 by and between

                  WESTINGHOUSE GOVERNMENT SERVICES COMPANY LLC

                                       and

                  CURTISS-WRIGHT ELECTRO-MECHANICAL CORPORATION

                          Dated as of October 25, 2002

================================================================================

                                TABLE OF CONTENTS

                                                                             Page
                                    ARTICLE I
                                   DEFINITIONS
1.1      Terms Generally.......................................................1
1.2      Certain Terms.........................................................2

                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS

2.1      Sale and Purchase of Assets..........................................12
2.2      Assumption of Liabilities, etc.......................................14
2.3      Purchase Price.......................................................16
2.4      Adjustment of Purchase Price.........................................16
2.5      Allocation of Purchase Price.........................................18
2.6      Closing..............................................................18
2.7      Payments Received After the Closing..................................19

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

3.1      Existence and Good Standing..........................................20
3.2      Authority............................................................20
3.3      No Violation.........................................................20
3.4      Consents.............................................................21
3.5      Books and Records; Financial Statements..............................21
3.6      Absence of Certain Changes...........................................21
3.7      Title to the Purchased Assets........................................21
3.8      Real Property........................................................21
3.9      Material Contracts...................................................22
3.10     Accounts Receivable..................................................23
3.11     No Proceedings.......................................................23
3.12     Compliance with Law..................................................23
3.13     Permits..............................................................23
3.14     Employee Relations...................................................24
3.15     Employees, Employment Agreements and Benefits, etc...................24
3.16     Environmental Matters................................................25
3.17     Intellectual Property................................................26
3.18     Brokers..............................................................27
3.19     Sufficiency of Assets................................................27
3.20     Inventories..........................................................27
3.21     No Material Adverse Change...........................................27
3.22     Insurance............................................................27
3.23     Relationships with Related Persons...................................28
3.24     Solvency.............................................................28

                               TABLE OF CONTENTS
                                  (continued)
                                                                            Page
3.25     Taxes................................................................28
3.26     No Other Representations or Warranties...............................28
3.27     Disclaimer...........................................................29

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

4.1      Existence and Good Standing..........................................29
4.2      Authority............................................................29
4.3      No Violation.........................................................29
4.4      Consents.............................................................29
4.5      No Proceedings.......................................................29
4.6      Financing............................................................29
4.7      Solvency.............................................................30
4.8      Brokers..............................................................30
4.9      U.S.-Controlled Entity...............................................30
4.10     No Other Representations or Warranties...............................30

                                    ARTICLE V
                                    COVENANTS

5.1      Conduct of Business..................................................30
5.2      Access to Information................................................31
5.3      Governmental Approvals, etc..........................................32
5.4      Novations of Government Contracts and Third Party Consents...........33
5.5      Confidentiality......................................................35
5.6      Press Releases and Disclosure........................................36
5.7      Further Assurances...................................................36
5.8      Expenses; Transfer Taxes.............................................36
5.9      Bulk Transfer Laws...................................................36
5.10     Tax Matters..........................................................36
5.11     Non-Solicitation.....................................................37
5.12     Closing and Disclosure Schedules.....................................37
5.13     OCI Compliance.......................................................38
5.14     Supplies and Signage.................................................38
5.15     No Use of Trademarks.................................................38
5.16     Assumption of Teaming Agreement and WGS Shared Technology Agreement..38
5.17     Custody, Access, Segregation and Transfer of WEC Technology; Audit
         Rights...............................................................39
5.18     NRC Licenses and NRC Bond............................................40

                               TABLE OF CONTENTS
                                  (continued)
                                                                              Page
                                   ARTICLE VI
                                EMPLOYEE MATTERS

6.1      Offer to Hire........................................................40
6.2      Compliance with Law and Collective Bargaining Agreements.............41
6.3      Employee Benefits....................................................41
6.4      WARN Liability.......................................................51
6.5      Employee Termination.................................................51
6.6      No Third Party Beneficiaries.........................................51

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

7.1      Conditions to Each Party's Obligations...............................51
7.2      Conditions to Buyer's Obligations....................................52
7.3      Conditions to Seller's Obligations...................................53

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1      Survival of Representations, Warranties, Covenants and Agreements....53
8.2      Indemnification......................................................54
8.3      Indemnification Procedures...........................................55
8.4      Limitation of Liability..............................................57
8.5      Special Indemnity Provisions Relating to Environmental Conditions....58
8.6      Other Matters........................................................61

                                   ARTICLE IX
                                   TERMINATION

9.1      Termination..........................................................62
9.2      Effect of Termination................................................62

                                    ARTICLE X
                                  MISCELLANEOUS

10.1     No Assignment........................................................62
10.2     Headings.............................................................62
10.3     Entire Agreement.....................................................63
10.4     Annexes and Exhibits; Disclosure Schedule............................63
10.5     Amendment; Waiver....................................................63
10.6     Construction.........................................................63
10.7     Severability.........................................................63
10.8     Notices..............................................................64
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                                      iii













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
                               TABLE OF CONTENTS
                                  (continued)
                                                                              Page
10.9     Binding Effect; Third Party Beneficiary Rights.......................65
10.10    Governing Law........................................................65
10.11    Counterparts.........................................................65
10.12    Specific Performance.................................................65

                              ANNEXES AND EXHIBITS

ANNEXES

Annex 1           Description of the Ball Field
Annex 2           Cheswick Facility
Annex 3           Mount Pleasant Facility
Annex 4           Motor Vehicles
Annex 5           Purchased Intellectual Property
Annex 6           Excluded Properties and Assets
Annex 7           Addendum to Working Capital Statement
Annex 8           Basis for Valuation of Liabilities of Seller's Pension Plan
Annex 9           NGAP Schedule
Annex 10          Location of Former Gasoline Underground Storage Tanks


EXHIBITS

Exhibit A         Guaranty Agreement
Exhibit B         Form of Assignment Agreement for Specified Contracts
Exhibit C         Assumption Agreement
Exhibit D         Bill of Sale
Exhibit E         Patent Assignment
Exhibit F         Real Property Assignment
Exhibit G         Real Property Deed
Exhibit H         Trademark Assignment
Exhibit I         Transition Services Agreement

DISCLOSURE SCHEDULE

Section 3.3       No Violation
Section 3.4       Consents
Section 3.5       Management Balance Sheet
Section 3.6       Certain Changes
Section 3.7       Exceptions to Title
Section 3.8(b)    Real Property Leases
Section 3.8(c)    Real Property Noncompliance and Encroachments
Section 3.9(a)    Material Contracts
Section 3.9(b)    Breaches of Assumed Contracts
Section 3.10      Accounts Receivable
Section 3.11      No Proceedings
Section 3.13      Permits
Section 3.15(a)   Employees
Section 3.15(b)   Employment and Labor Contracts

Section 3.15(c)   Employee Plans
Section 3.15(e)   Funded Status of Seller's Pension Plan
Section 3.15(i)   Vesting of Compensation
Section 3.16(a)   Environmental Permits and Proceedings
Section 3.16(b)   Noncompliance with Environmental Laws
Section 3.16(c)   Releases
Section 3.17(a)   Purchased Intellectual Property
Section 3.19      Sufficiency of Assets
Section 3.21      No Material Adverse Change
Section 3.22      Insurance
Section 3.23      Relationships with Related Persons

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated as of October 25, 2002, by and between Westinghouse Government Services Company LLC, a Delaware limited liability company ("Seller"), and Curtiss-Wright Electro-Mechanical Corporation, a Delaware corporation ("Buyer").

                                    RECITALS:

         A. Seller, through its Electro-Mechanical Division (the "Division"),
(i) designs, develops and manufactures reactor and main coolant pumps, canned motor and pump derivatives, ship service generators, motors, secondary propulsion systems, control rod drive mechanisms, seals, spare parts, power conditioning electronics and other advanced electro-mechanical equipment, (ii) provides engineering services and (iii) performs refurbishment services, for the United States Navy, the petrochemical and hazardous waste management industries and, currently through WEC, the commercial nuclear utility industry (collectively, the "Business"). Capitalized terms used herein without definition have the respective meanings set forth in ARTICLE I.

         B. Seller desires to sell, transfer and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the Purchased Assets, and Buyer has agreed to assume the Assumed Liabilities, all for the Purchase Price and upon the terms and subject to the conditions set forth in this Agreement.

         C. Washington Group International, Inc., a Delaware corporation and the indirect sole member of Seller ("WGI"), has agreed to guaranty the obligations of Seller hereunder pursuant to the Guaranty Agreement substantially in the form of Exhibit A (the "Guaranty Agreement").

         D. Curtiss-Wright Corporation, a Delaware corporation and the parent company of Buyer ("Curtiss-Wright"), has agreed to guaranty the obligations of Buyer hereunder pursuant to the Guaranty Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Terms Generally. References to Articles, Sections, Annexes, Schedules and Exhibits in this Agreement are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise indicated. The word "including" means including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. As used in this Agreement, the phrases "used primarily in" or "held primarily for use in," "related primarily to" or "relating primarily to" the Business, or the operation thereof, and similar phrases are intended to exclude assets of Seller owned or held

(a) for use in the businesses or activities of Seller generally or (b) for use by both the Business and any other business of Seller so long as such assets or rights do not exclusively or primarily relate to the Business.

         1.2 Certain Terms. As used in this Agreement, the following terms have the following meanings:

         Actuarial Arbitration Firm: the meaning set forth in Section 6.3(g)(v).

         Advanced Funding Amount: the meaning set forth in Section 2.4(a)(iii).

         Affiliate: with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, the first Person and any officer, director or controlling Person of such Person. As used in this definition of the term "Affiliate," "control" (including the terms "controlled by" and "under common control") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise. For purposes hereof, neither WEC nor any Affiliate of WEC shall be deemed an Affiliate of Seller or any of Seller's Affiliates.

         Agreement: this Asset Purchase Agreement (including the Annexes, Exhibits and Schedules hereto).

         Ancillary Agreements: the Bill of Sale, the Assumption Agreement, the Real Property Deed, the Real Property Assignment, the Patent Assignment, the Trademark Assignment, the Assignment of Specified Contracts, the Transition Services Agreement, the Guaranty Agreement, and any other documents, certificates and instruments required to consummate the transactions contemplated by this Agreement, in each case, only as applicable to the relevant party or parties to such Ancillary Agreement as indicated by the context in which such term is used.

         Arbitration Firm: the meaning set forth in Section 2.4(b).

         Assignment of Specified Contracts: the form for the assignment or sublicense to be executed by Seller in favor of Buyer, substantially in the form or forms set forth in Exhibit B, for the Specified Contracts.

         Assumed Contracts: the meaning set forth in Section 2.1(a)(vii).

         Assumed Liabilities: the meaning set forth in Section 2.2(a).

         Assumption Agreement: the Assumption Agreement and Undertaking to be executed by Buyer in favor of Seller, substantially in the form of Exhibit C, pursuant to which Buyer will assume the Assumed Liabilities.

         AWSE: the meaning set forth in Section 3.15(a).

         AWSE CBA: the meaning set forth in Section 3.15(a).

         Balance Sheet Date: the meaning set forth in Section 3.5.

         Ball Field: that certain parcel of real property included in the Cheswick Facility and referred to as the "ball field," as more particularly described in Annex 1.

         Ball Field Investigation: the magnetometer survey and groundwater assessment relating to the Ball Field, as described in the May 17, 2002 letter from Cummings/Riter Consultants, Inc. to Marvin L. Ray of the Division and the June 14, 2002 letter from Cummings/Riter Consultants, Inc. to Michael Maniki of Enercon Services, Inc. (Phase I only), copies of which letters have been previously furnished to Buyer.

         Benefits Maintenance Period: the meaning set forth in Section
6.3(j)(i).

         Bill of Sale: the General Assignment and Bill of Sale to be executed by Seller in favor of Buyer, substantially in the form of Exhibit D.

         Business: the meaning set forth in the recitals to this Agreement.

         Business Information: the meaning set forth in Section 5.5(b).

         Buyer: the meaning set forth in the introductory paragraph to this Agreement.

         Buyer Indemnitee: the meaning set forth in Section 8.2(a).

         Buyer Permit: the meaning set forth in Section 5.3(c).

         Buyer's Actuary: the meaning set forth in Section 6.3(g)(v).

         Buyer's Flexible Spending Account Plans: the meaning set forth in
Section 6.3(e).

         Buyer's 401(k) Plan: the meaning set forth in Section 6.3(h).

         Buyer's Pension Plan: the meaning set forth in Section 6.3(g).

         Buyer's Plans: the meaning set forth in Section 6.3(a).

         Buyer's PRB Plan: the meaning set forth in Section 6.3(j)(i).

         Buyer's SERP: the meaning set forth in Section 6.3(i).

         Buyer's Welfare Plans: the meaning set forth in Section 6.3(b).

         CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

         Change in Working Capital: the meaning set forth in Section 2.4(a)(ii).

         Cheswick Facility: the real property located in or near Cheswick, Pennsylvania and described in Annex 2, together with all buildings, structures, improvements and fixtures located thereon and all appurtenances, rights, easements, rights-of-way, tenements and heriditaments incident thereto.

         Closing: the meaning set forth in Section 2.6(a).

         Closing Date: the meaning set forth in Section 2.6(a).

         Closing Working Capital: the meaning set forth in Section 2.4(a).

         Code: the Internal Revenue Code of 1986, as amended.

         Confidentiality Agreement: the meaning set forth in Section 5.5(a).

         Consent: any consent, approval, authorization, declaration, order, notice or filing or registration requirement.

         Consultant: the meaning set forth in Section 8.5(b).

         Contracts: the meaning set forth in Section 3.9.

         Curtiss-Wright: the meaning set forth in the recitals to this Agreement.

         Disclosure Schedule: the disclosure schedule delivered by Seller prior to or concurrently with the execution and delivery of this Agreement, as such disclosure schedule may be amended or supplemented by Seller from time to time prior to the Closing pursuant to Section 5.12.

         Dispute Notice: the meaning set forth in Section 6.3(g)(v).

         Division: the meaning set forth in the recitals to this Agreement.

         EdF Claim: the meaning set forth in Section 2.2(a)(i).

         Employee Plan: any "employee benefit plan" (within the meaning of section 3(3) of ERISA) or any other bonus, stock option, stock appreciation, stock purchase, incentive, retention, severance, termination, lay-off, leave of absence, disability, workers compensation, pension, health care, profit sharing, retirement, vacation or holiday pay, insurance, deferred compensation or other employee or welfare benefit plan, agreement or arrangement maintained or contributed to by Seller that are applicable to Seller's employees who work for the Business on the date of this Agreement.

         Employees: the meaning set forth in Section 3.15(a).

         Environment or Environmental: ambient air, indoor air, surface water, groundwater, sediments, soil, land surface or land subsurface.

         Environmental Condition: the generation, receiving, handling, use, storage, containment, treatment, transportation, shipment, disposition, Release or Threat of Release prior to the Closing of any Hazardous Substance by any Person (or the predecessors of any such Person) that has resulted in or may result in response action under any Environmental Laws or as to which any Liability is currently or may in the future be imposed on any Person based on conditions existing prior to the Closing or the actions or omissions prior to the Closing of any Person (or the predecessors of any such Person) with respect to any Hazardous Substance or reporting with respect thereto.

         Environmental Law: any Law (i) creating a cause of action for damage to persons or property due to exposure to Hazardous Substances or (ii) relating to the protection of human health or the Environment, including the Clean Air Act, the Federal Water Pollution Control Act, CERCLA, the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, the Safe Drinking Water Act and other substantially similar Laws, as amended from time to time.

         Environmental Losses: the meaning set forth in Section 8.5(d).

         Environmental Permit: any Permit issued to Seller under an Environmental Law in connection with the operation of the Business.

         Equipment: the machinery, equipment, tools, office equipment, business machines, computer systems and equipment, furniture and accessories owned or leased by or licensed to Seller and existing on the Closing Date that are used primarily in the Business, including any express or implied warranties by the manufacturers, sellers or licensors thereof, or of any component thereof, to the extent transferable.

         ERISA: the Employee Retirement Income Security Act of 1974, as amended.

         ERISA Affiliate: any corporation or trade or business controlled by, controlling or under common control with Seller within the meaning of section 414 of the Code or section 4001(a) or 4001(b) of ERISA.

         Excluded Assets: the meaning set forth in Section 2.1(b).

         Excluded Liabilities: the meaning set forth in Section 2.2(b)(iii).

         Existing Schedule: the meaning set forth in Section 6.3(j)(ii).

         Exon-Florio Amendment: section 721 of the Omnibus Trade and Competitiveness Act of 1988 (amending Title VII of the Defense Production Act, 50 U.S.C. App. Section 2170 (1997)).

         Facilities: the meaning set forth in Section 3.8(c).

         FAS 106: Statement of Financial Accounting Standards No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions), as issued by the Financial Accounting Standards Board.

         FAS 106 Event: the meaning set forth in Section 6.3(j)(ii).

         Financial Statements: the meaning set forth in Section 3.5.

         Fixed Assets: all fixed assets of Seller on the Closing Date that are located at the Cheswick Facility and the Mount Pleasant Facility.

         FOCI: foreign ownership, control, or influence, as such term is defined in and regulated by the National Industrial Security Program Operating Manual, Department of Defense 5220.22-M (January 1995), as amended, modified and supplemented from time to time.

         414(l) Amount: the meaning set forth in Section 6.3(g)(iv).

         GAAP: generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the historical management accounting policies and procedures of the Division.

         Gasoline UST Release: the meaning set forth in Section 8.5(b).

         Governmental Authority: any government or political subdivision or regulatory authority, whether foreign or domestic, federal, state, provincial, territorial, local or municipal, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any foreign or domestic, federal, state, provincial, territorial, local or municipal court or similar tribunal.

         Government Contract: any Assumed Contract entered into with any Governmental Authority and any subcontract relating to obligations to be performed pursuant to an Assumed Contract entered into with any Governmental Authority.

         Guaranty Agreement: the meaning set forth in the recitals to this Agreement.

         Hazardous Substance: any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is listed or regulated under applicable Environmental Laws as a "hazardous" or "toxic" substance or waste, or as a "pollutant" or "contaminant," or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the Environment, including petroleum, petroleum products, flammable explosives, radioactive materials, asbestos, urea formaldehyde, foam insulation, and lead-containing paints or coatings.

         HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         IBEW: the meaning set forth in Section 3.15(a).

         IBEW CBA: the meaning set forth in Section 3.15(a).

         Indemnification Claim: the meaning set forth in Section 8.3(a).

         Indemnifying Party: the meaning set forth in Section 8.3(a).

         Indemnitee: a Buyer Indemnitee or Seller Indemnitee, as applicable.

         Initial Transfer Date: the meaning set forth in Section
6.3(g)(viii)(A).

         Intellectual Property: patents, know-how, trade secrets, confidential and proprietary information, formulas, processes, trademarks, service marks, trade dress, logos, trade names, industrial designs, copyrights and mask works, and all registrations and applications therefor, and all goodwill associated therewith.

         Inventory: the raw materials, work-in-process, finished goods and other inventory, store room parts and supplies existing on the Closing Date and located at the Cheswick Facility, the Mount Pleasant Facility or other off-site storage facilities, that are owned by Seller and used primarily in the Business.

         IRS: the United States Internal Revenue Service.

         Korean Profit Amount: the meaning set forth in Section 2.4(a)(iv).

         Korean Projects: the meaning set forth in Section 2.4(a)(iii).

         Law: any applicable federal, state or local law, statute, ordinance, rule, Order, regulation or other requirement of any Governmental Authority.

         Liabilities: any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.

         LIBOR Rate: the meaning set forth in Section 6.3(g)(viii)(B).

         Lien: any mortgage, lien, pledge, encumbrance, security interest, claim, charge, defect in title or other restriction.

         Losses: any and all claims, Liabilities, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether or not resulting from Third Party Claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in enforcing any rights hereunder.

         Management Balance Sheet: the meaning set forth in Section 3.5.

         Material Adverse Effect: a material adverse effect on the business, results of operations or financial condition of the Business or the Purchased Assets, taken as a whole, but shall not include, either alone or in combination, any such effect that results from or arises out of any material change in the procurement policies of the United States Navy as they relate to the procurement of pumps and motors, or any other event, occurrence, fact, condition, change or development that affects the economy generally, the commercial nuclear industry or the petrochemical or hazardous waste management industries.

         Motor Vehicles: the leased or owned motor vehicles identified on Annex 4, and any leased motor vehicles leased to replace any thereof between the date hereof and the Closing Date, that in each case is owned or leased by Seller and used primarily by the Business on the Closing Date.

         Mount Pleasant Facility: Seller's facility located in or near Mount Pleasant, Pennsylvania that is leased under the Mount Pleasant Lease, together with all improvements and fixtures located thereon and all appurtenances, rights, easements, rights-of-way, tenements and heriditaments incident thereto.

         Mount Pleasant Lease: the lease described on Annex 3, creating Seller's rights in the Mount Pleasant Facility, as amended, modified and assigned to date, and as hereafter amended or modified as permitted hereby.

         Notice Period: the meaning set forth in Section 8.3(c).

         Novation Agreements: the meaning set forth in Section 5.4(a).

         NGAP Schedule: the meaning set forth in Section 6.3(j)(ii).

         NRC: the United States Nuclear Regulatory Commission or any successor agency or other Governmental Authority to whom jurisdiction over radiological materials has been transferred or delegated.

         NRC Bond: the meaning set forth in Section 5.18(b).

         NRC Licenses: the meaning set forth in Section 5.18(a).

         Order: any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

         Ordinary Course of Business: the ordinary course of business consistent with past custom and practice.

         Other Substance Discovery: the meaning set forth in Section 8.5(b).

         Patent Assignment: the Patent Assignment executed by Seller, substantially in the form of Exhibit E, assigning Seller's entire right, title and interest in, to and under the patents and patent applications listed on Annex 5.

         PBGC: the Pension Benefit Guaranty Corporation.

         Permits: permits, licenses, franchises, registrations, consents, waivers, approvals and authorizations issued or granted by any Governmental Authority, other than those issued by the U.S. Patent and Trademark Office or equivalent state or foreign office.

         Permitted Liens: (i) Liens for Taxes, assessments and similar charges not yet due and payable, or the nonpayment of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside; (ii) Liens in connection with workers' compensation, unemployment insurance or other social security obligations; (iii) Liens to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (iv) any progress payment Liens arising in the Ordinary Course of Business from progress payments made by any Governmental Authorities on Government Contracts that are included in the Assumed Liabilities; (v) mechanics', workers', materialmen's, carriers', bankers' and other like Liens arising or incurred in the Ordinary Course of Business; (vi) for leased property or assets, Liens of lessors or of mortgagees of lessors arising by operation of law or pursuant to the terms of leases; (vii) such zoning restrictions, easements, covenants, rights-of-way, restrictions on the use of the property, matters which would be revealed by an accurate survey or record search, and other similar encumbrances incurred in the Ordinary Course of Business, as would not reasonably be expected to materially and adversely affect the value or utility of the property so encumbered; (viii) Liens listed in Section 3.7 of the Disclosure Schedule or reflected as a liability on the Management Balance Sheet; and (ix) such imperfections of title and such other Liens, if any, as would not reasonably be expected to materially and adversely affect the value or utility of the property so affected.

         Person: any individual, sole proprietorship, partnership, corporation, limited liability company, joint stock company, association, trust, joint venture, Governmental Authority or other entity.

         Petrobras Cooperation Agreement: the Cooperation Agreement No. 540.4.101.97, dated as of March 3, 1997, by and between Westinghouse Industry Products International Company and Petroleo Brasileiro S.A., as subsequently amended by the First Amendment, dated as of October 29, 1997, the Second Amendment, dated as of May 20, 1998, the Third Amendment, dated as of April 29, 1999, the Fourth Amendment, dated as of August 15, 2000, and the Fifth Amendment, dated as of August 15, 2001.

         Proceeding: the meaning set forth in Section 3.11.

         PRB Participants: the meaning set forth in Section 6.3(j)(i).

         Purchase Price: the meaning set forth in Section 2.3.

         Purchased Assets: the meaning set forth in Section 2.1(a).

         Purchased Intellectual Property: the meaning set forth in Section 2.1(a)(viii).

         Real Property Assignment: the assignment and assumption agreement conveying to Buyer Seller's interests in the Mount Pleasant Lease, substantially in the form of Exhibit F, to be executed by Seller and Buyer.

         Real Property Deed: one or more limited warranty deeds conveying to Buyer Seller's interests in the Cheswick Facility, substantially in the form of Exhibit G, to be executed by Seller.

         Related Party: as to any Buyer Indemnitee, Buyer, and as to any Seller Indemnitee, Seller.

         Release: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing of a Hazardous Substance into the Environment, that (i) requires remedial action under an applicable Environmental Law or (ii) exceeds the reportable quantity for such substance established under an applicable Environmental Law.

         Revised Schedule: the meaning set forth in Section 6.3(j)(ii).

         Seller: the meaning set forth in the introductory paragraph to this Agreement.

         Seller Indemnitee: the meaning set forth in Section 8.2(b).

         Seller's Actuary: the meaning set forth in Section 6.3(g)(iv).

         Seller's Flexible Spending Account Plans: the meaning set forth in
Section 6.3(e).

         Seller's 401(k) Plan: the meaning set forth in Section 6.3(h).

         Seller's knowledge or any similar term or phrase, as used herein: the actual knowledge of Terri L. Marts, Vice President and General Manager, Adam G. Spitznagel, Chief Financial Officer of the Division, Joseph P. Kozuch (other than with respect to Sections 3.14, 3.15(g), 3.16 and 3.17(a)), Allan E. Hribar (but only with respect to Section 3.17(a)), Linda C. Plumb (but only with respect to Sections 3.14 and 3.15(g)), Charles T. Lim (but only with respect to
Section 3.16) or John E. Zabala (but only with respect to Section 3.15(g)), in each case, obtained in the normal course of their respective duties as such officers or managers, but without any further investigation or inquiry by any such officers or managers. For purposes of this definition, neither Seller nor any of such officers or managers shall be deemed to have constructive knowledge of matters that are of public record, nor shall any knowledge be imputed to any of such officers, managers or Seller (except that the actual knowledge of such officers or managers will be imputed to Seller).

         Seller's Pension Plan: the meaning set forth in Section 6.3(g).

         Seller's PRB Plan: the meaning set forth in Section 6.3(j)(ii).

         Seller's SERP: the meaning set forth in Section 6.3(i).

         Seller's Welfare Plans: the meaning set forth in Section 6.3(b).

         Specified Contracts: the Teaming Agreement; the WGS Shared Technology Agreement; the Mount Pleasant Lease; the Petrobras Cooperation Agreement; the Joint Cooperation/Development Agreement, dated as of August 1, 1995, by and between Stein Seal Company and the Division; and the WEE Teaming Agreement.

         Supplies: the meaning set forth in Section 5.14.

         Tax: any tax or other fiscal levy imposed by any Governmental Authority, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed or assessed by any Governmental Authority with respect thereto.

         Tax Return: any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Teaming Agreement: that certain (i) Teaming Agreement, dated as of November 16, 2001, between WEC and Seller and (ii) side letter, dated November 16, 2001, from Aris S. Candris to Terri L. Marts.

         Third Party Claim: any claim made, or action, suit or other proceeding (including a binding arbitration or an audit by any Taxing authority) commenced, against any Indemnitee, including any Environmental Claim to or against such Indemnitee.

         Threat of Release: a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

         Top-Up Amount: the meaning set forth in Section 6.3(g)(xiii).

         Trade Secrets: the meaning set forth in Section 2.1(a)(viii).

         Trademark Assignment: the Trademark Assignment, executed by Buyer, substantially in the form of Exhibit H, assigning Seller's entire right, title and interest in, to and under the trademarks listed on Annex 5.

         Transfer (including the term Transferred): with respect to any asset, property, right or interest, the sale, transfer, assignment, conveyance and delivery of such asset, property, right or interest.

         Transferred Employees: the meaning set forth in Section 6.1.

         Transferred Non-Union Employees: the meaning set forth in Section 6.2.

         Transferred Union Employees: the meaning set forth in Section 6.2.

         Transition Services Agreement: the Transition Services Agreement, executed by Buyer and Seller, substantially in the form of Exhibit I.

         Unadjusted Purchase Price: the meaning set forth in Section 2.3.

         U.S.-Controlled Entity: the meaning set forth in Section 4.9.

         WARN: the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local "plant closing" law.

         WEC: Westinghouse Electric Company LLC, a Delaware limited liability company.

         WEE Teaming Agreement: the Revised Teaming Agreement, dated as of November 7, 2001, by and between Westinghouse Electric Europe S.A. and the Division.

         WGI: the meaning set forth in the recitals to this Agreement.

         WGS Shared Technology Agreement: the WGS Shared Technology Agreement, dated as of March 22, 1999, by and between CBS Corporation (now known as Viacom, Inc.) and Seller.

         Working Capital Statement: the meaning set forth in Section 2.4(a).

                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS

         2.1 Sale and Purchase of Assets.

         (a) Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing and effective as of the time set forth in Section 2.6(a), Seller shall Transfer to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible or intangible, of every kind and description, wherever located, owned by Seller and relating primarily to the Business, and any and all goodwill associated therewith, including the following assets, but excluding the Excluded Assets (such assets, excluding the Excluded Assets, the "Purchased Assets"):

         (i) the Cheswick Facility;

         (ii) the Mount Pleasant Lease;

         (iii) the Fixed Assets;

         (iv) the Inventory;

         (v) the Equipment;

         (vi) the Motor Vehicles;

         (vii) all contracts, purchase orders, leases of personal property, commitments, bids, orders, proposals, instruments and other agreements entered into in the Ordinary Course of Business on behalf of the Division and relating primarily to the Business and existing on the Closing Date and the rights to the Specified Contracts as provided in the Assignment of Specified Contracts (collectively, the "Assumed Contracts");

         (viii) all trade secrets, know-how, industrial designs, formulas, processes and other confidential and proprietary information owned by Seller and used primarily in the Business (collectively, "Trade Secrets"), the other Intellectual Property listed in Annex 5, and the goodwill associated therewith (the "Purchased Intellectual Property");

         (ix) copies of all books, records, ledgers, files, data, documents and correspondence relating to the Business, including customer, supplier or other lists, telephone, telecopy and email addresses and listings, manufacturing and engineering drawings and specifications, patterns, jigs, program maps, sales information, environmental records and files, business and marketing plans, studies and proposals, service, maintenance and warranty records, equipment logs, operating guides and procedure manuals, computer records, personnel records and files, promotional materials, financial and accounting records and other technical and business records owned by Seller and relating primarily to the Business and existing on the Closing Date; provided, however, that Seller shall be entitled to retain copies of any such materials that are necessary in its reasonable judgment for its Tax, accounting, personnel or legal purposes (including Securities and Exchange Commission reporting);

         (x) to the extent assignable or transferable, all Permits (including applications for issuance or renewal thereof and application materials in process) that are used exclusively in the operation of the Business;

         (xi) any accounts, notes and other receivables carried on Seller's books relating exclusively to the Business and the full benefit of all security therefor and any claim, remedy or other right of Seller related thereto;

         (xii) any rights of Seller relating to any prepaid expenses, deposits or claims for refund or right of offset against any Person, other than refunds and deposits relating to Taxes;

         (xiii) any rights to insurance proceeds and defense costs actually received by Seller after the Closing under Seller's insurance policies for an act, omission or other occurrence committed or omitted, or alleged to have been committed or omitted, prior to the Closing relating to the Business, except to the extent that (A) the claim arising therefrom is an Excluded Liability hereunder or (B) the claim arising therefrom relates to an asset which would otherwise be included in the definition of Purchased Assets and which is replaced with a substitute asset of comparable value and function on or prior to the Closing Date; and

         (xiv) the rights of Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, or any insurance contract providing funding for, any Employee Plan, to the extent provided pursuant to ARTICLE VI.

         (b) Excluded Assets. The Purchased Assets shall not include, and Seller shall not Transfer, and Buyer shall not purchase or acquire, any right, title or interest in or to any of the following properties and assets (collectively, the "Excluded Assets"):

         (i) any cash and cash equivalents or similar types of investments owned by Seller, including certificates of deposit, treasury bills and other marketable securities;

         (ii) the certificate of formation, Taxpayer and other identification numbers, minute and limited liability company interest record books and the company seals of Seller;

         (iii) any Intellectual Property not listed on Annex 5, including any trademarks, corporate names, trade names, logos, domain names, or any variation thereof, and any rights or interests therein and the goodwill associated therewith incorporating the name "Westinghouse," the "Circle W" logo mark, the slogan "You can be sure . . . if it's Westinghouse" or "Washington," or any abbreviation thereof;

         (iv) the WEC Technology (as defined in the Teaming Agreement), except to the extent that Buyer shall have the right to use such WEC Technology pursuant to the assumption agreement contemplated by Section 5.16;

         (v) any items of finished goods Inventory that are sold by Seller in the Ordinary Course of Business of the Division after the date of this Agreement;

         (vi) any rights to any refunds, and any deposits of Seller with any Governmental Authority, relating to Taxes;

         (vii) the properties and assets described in Annex 6;

         (viii) all books, records, manuals and other materials that (A) originate from the corporate headquarters of Seller and set forth accounting, financial, personnel or other corporate policies applicable to substantially all the operations of Seller, (B) are held for use primarily in connection with any Excluded Liability, (C) are at any location other than the Cheswick Facility or the Mount Pleasant Facility and do not relate substantially to the Business or (D) are the subject of Section 5.17; and

         (ix) the rights of Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, or any insurance contract providing funding for, any Employee Plan, except to the extent provided pursuant to ARTICLE VI.

         2.2 Assumption of Liabilities, etc.

         (a) Assumed Liabilities. Effective from and after the Closing, Buyer shall, as partial consideration for the Purchased Assets, assume and be responsible for, pay, perform, satisfy and discharge in a timely manner all of the following Liabilities (collectively, the "Assumed Liabilities"):

          (i) all Liabilities in respect of products manufactured or sold by the Division (including product warranty and product liability claims), other than any Liability relating to the claims of Westinghouse Electric Europe S.A. and Electricite de France described in Section 3.9 of the Disclosure Schedule under the caption "EdF Claim" (the "EdF Claim");

          (ii) all Liabilities for Taxes related to the conduct of the Business after the Closing;

          (iii) all Liabilities in respect of performance obligations (other than to the extent such obligations are for the payment of money and are due and payable prior to the Closing or are owed in respect of performance by the other party before Closing) with respect to the Assumed Contracts (but, in the case of the Liabilities under the WGS Shared Technology Agreement, only insofar as the same are applicable to the Division, the Business or the rights under such agreement that are sublicensed to Buyer pursuant to Section 5.16);

          (iv) all Liabilities in respect of any current or former employee of the Business or the beneficiary or dependent of any such current or former employee for whom Buyer is to be responsible pursuant to ARTICLE VI;

          (v) all Liabilities under or in respect of any Environmental Law or any Environmental Condition (A) associated with Building 5B at the Cheswick Facility and (B) to the extent provided to be the responsibility of Buyer as set forth in Section 8.5, but excluding any Liability arising from the breach of any of Seller's representations and warranties set forth in
     Section 3.16 (but subject to the limitations of Section 8.4);

          (vi) all Liabilities set forth in the Management Balance Sheet or arising in the Ordinary Course of Business since the Balance Sheet Date; and

          (vii) all Liabilities otherwise resulting from or arising out of the operation of the Business by Buyer, or Buyer's ownership, operation or use of the Purchased Assets, or the actions or omissions of Buyer, its Affiliates, agents, contractors or subcontractors in connection therewith, following the Closing.

          (b) Excluded Liabilities. Except as expressly provided in Section 2.2(a), Buyer shall not assume, and shall not be deemed to have assumed:

          (i) any Liability relating to the EdF Claim;

          (ii) all Liabilities under or in respect of any Environmental Law or any Environmental Condition to the extent provided to be the responsibility of Seller as set forth in Section 8.5; or

          (iii) any other Liability of Seller not expressly assumed by Buyer under Section 2.2(a) (the foregoing excluded Liabilities being referred to herein as the "Excluded Liabilities").

          (c) No Novation, etc. Each party hereto agrees that no Transfer by Buyer of all or part of the Purchased Assets or the Business to any other Person shall relieve Buyer of its obligations hereunder with respect to the Assumed Liabilities. Buyer further covenants that Buyer will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts and instruments that Seller or any of its successors and assigns may reasonably request in order to more fully evidence the assumption of the Assumed Liabilities provided for in this Section 2.2.

          2.3 Purchase Price. Subject to and upon the terms and conditions of this Agreement, in consideration for the Transfer to Buyer of the Purchased Assets, Buyer shall pay to Seller at the Closing $80,000,000 (the "Unadjusted Purchase Price"), by wire transfer of immediately available funds in U.S. dollars to Seller at one or more previously designated accounts of Seller. The Unadjusted Purchase Price shall be adjusted after the Closing pursuant to
Section 2.4. The Unadjusted Purchase Price, plus or minus the adjustment amount, shall be the "Purchase Price."

          2.4 Adjustment of Purchase Price.

          (a) Within 90 days after the date of this Agreement, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a working capital statement (the "Working Capital Statement"), prepared in a form attached as Annex 7 setting forth:

          (i) the Division's accounts receivable, inventory and other current assets, excluding cash, as of the Closing Date less the Division's accounts payable, progress billings and other current liabilities as of the Closing Date ("Closing Working Capital"). The Closing Working Capital shall be prepared in accordance with GAAP, taking into account the exceptions to GAAP described in the notes to the Management Balance Sheet and Seller's Closing Date obligations under ARTICLE VI, and shall exclude the reserve established by the Division for the EdF Claim. For purposes of reference for this Section 2.4 and for purposes of this Agreement, the working capital of the Division as of January 31, 2002 as reflected on the Management Balance Sheet is calculated as total current assets of $45,623,000, less total current liabilities of $53,061,000, for a working capital of negative $7,438,000;

          (ii) the amount by which Closing Working Capital is greater than (or less) than the working capital of the Division as of January 31, 2002 ("Change in Working Capital");

          (iii) the calculation of distribution of advanced funding on customer orders referred to by the Division as project numbers U573 and U574 (the "Korean Projects") and project number F028, as described and set forth on Annex 7, as of the Closing Date (the "Advanced Funding Amount");

          (iv) the project to date profit on the Korean Projects, as described and set forth on Annex 7, as of the Closing Date (the "Korean Profit Amount"); and

          (v) the amount of the Purchase Price adjustment, which shall be an amount equal to the Change in Working Capital, minus the Advanced Funding Amount, plus the Korean Profit Amount.

          (b) Within 60 days following receipt by Seller of the Working Capital Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Working Capital Statement. In the event that Seller does not notify Buyer of a dispute with respect to the Working Capital Statement within such 60-day period, such Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 60 days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the firm of KPMG LLP or another nationally recognized accounting firm mutually acceptable to Buyer and Seller (the "Arbitration Firm") to resolve such dispute. The determinations made by the Arbitration Firm shall (i) not result in a downward adjustment to the Purchase Price greater than that sought by Buyer or in an upward adjustment to the Purchase Price greater than that sought by Seller, and
(ii) be final, conclusive and binding on the parties. The Arbitration Firm shall base its determination on GAAP, taking into account the exceptions to GAAP described in the footnotes to the Management Balance Sheet and excluding the reserve established by the Division for the EdF Claim. Buyer and Seller shall share equally the fees and expenses of the Arbitration Firm.

          (c) For purposes of complying with the terms set forth in this Section 2.4, Buyer and the Division, on the one hand, and Seller, on the other hand, shall cooperate with and make available to the other party and its representatives all information, records, data and working papers, and will permit access to their facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder.

          (d) If the Purchase Price adjustment (as finally determined pursuant to Section 2.4(b)) is negative, then the Unadjusted Purchase Price will be decreased by the amount of such shortfall and Seller shall pay or cause to be paid, by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to such shortfall, within five business days from the date on which Closing Working Capital is finally determined pursuant to Section 2.4(b).

          (e) If the Purchase Price adjustment (as finally determined pursuant to Section 2.4(b)) is positive, then the Unadjusted Purchase Price will be increased by the amount of such excess and Buyer shall pay or cause to be paid by bank wire transfer of immediately available funds to an account, designated in writing by Seller, an amount in cash equal to such excess, within five business days from the date on which Closing Working Capital is finally determined pursuant to Section 2.4(b).

          2.5 Allocation of Purchase Price. The parties will mutually agree upon the allocation of the Purchase Price among the Purchased Assets within 30 days following the Closing. Each of the parties hereto shall report the purchase and sale of the Purchased Assets in accordance with such allocations in all reports and returns (including Tax Returns) prepared and filed with any Governmental Authority.

          2.6 Closing.

          (a) Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the satisfaction or waiver of the conditions set forth in ARTICLE VII at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114, or at such other date and place as is mutually agreed upon in writing by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date." Legal title, equitable title and risk of loss with respect to the Purchased Assets will pass to Buyer at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes as of 11:59 p.m. (Eastern Standard Time) on the Closing Date.

          (b) Deliveries by Seller at the Closing. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

          (i) the Ancillary Agreements to which Seller is a party, duly executed by Seller;

          (ii) the Guaranty Agreement duly executed by WGI, together with certified copies of resolutions duly adopted by the board of directors of WGI evidencing the approval of such guaranty;

          (iii) a certificate of good standing of Seller, issued by the Secretary of State of the State of Delaware, dated within 15 days of the Closing;

          (iv) certified copies of the relevant provisions from Seller's Amended and Restated Limited Liability Company Operating Agreement and of resolutions duly adopted by the Board of Directors of Seller evidencing the taking of all limited liability company action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

          (v) a certificate of an executive officer of Seller certifying, pursuant to Treasury Regulations section 1.1445-2(b)(2), that Seller and Seller's parent are not foreign persons within the meaning of sections 1445 and 897 of the Code;

          (vi) a certificate of an executive officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

          (vii) a certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

          (viii) Consents, in form and substance reasonably satisfactory to Buyer, to the assignment of the Specified Contracts; and

          (ix) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance of the Purchased Assets as may be reasonably requested by Buyer, each in form and substance reasonably satisfactory to Buyer, and executed by Seller.

          (c) Deliveries by Buyer at the Closing. Subject to and upon the terms and conditions of this Agreement, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

          (i) the Unadjusted Purchase Price payable to Seller as set forth in
     Section 2.3;

          (ii) the Guaranty Agreement duly executed by Curtiss-Wright, together with certified copies of resolutions duly adopted by the board of directors of Curtiss-Wright evidencing the approval of such guaranty;

          (iii) the Ancillary Agreements to which Buyer is a party, duly executed by Buyer;

          (iv) a certificate of good standing of Buyer, issued by the Secretary of State of the State of Delaware, dated within 15 days of the Closing;

          (v) certified copies of Buyer's certificate of incorporation and bylaws and of resolutions duly adopted by the Board of Directors of Buyer evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

          (vi) a certificate of an executive officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied; and

          (vii) a certificate of the Secretary or Assistant Secretary of Buyer, identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby; and

          (viii) any other documents or instruments relating to Buyer's payment of the Purchase Price or assumption of the Assumed Liabilities as Seller may reasonably request.

          2.7 Payments Received After the Closing. In the event that, after the Closing, (a) Buyer shall receive any payment of any amount that is an Excluded Asset or (b) Seller shall receive any payment of any amount that is a Purchased Asset, the party receiving such payment shall promptly deliver it to Seller (in the case of any such amounts received by Buyer) or Buyer (in the case of any such amounts received by Seller), endorsed where necessary, without recourse in favor of such other party, except to the extent that such amount has previously been reflected in any adjustment to the Purchase Price pursuant to, or for which provision is made under, Section 2.4. In the event that, after the Closing, (i) Buyer shall pay any amount that is an Excluded Liability or (ii) Seller shall pay any amount that is an Assumed Liability, the party making such payment shall be entitled to indemnification in respect thereof as and to the extent provided in Section 8.2(a)(iii) or 8.2(b)(iii), respectively, unless and to the extent that such amount has previously been reflected in any adjustment to the Purchase Price pursuant to, or for which provision is made under, Section 2.4.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth in the Sections of the Disclosure Schedule indicated below, Seller hereby represents and warrants to Buyer as of the date of this Agreement (or, if made as of a specified date, as of such date) as follows:

          3.1 Existence and Good Standing. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and the Division is a division of Seller. Seller has the requisite limited liability company power and authority to (a) own, operate and lease the Purchased Assets as and where currently owned, operated and leased and (b) conduct the Business as currently conducted.

          3.2 Authority. Seller has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all requisite limited liability company action of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery by Buyer, constitutes, and each Ancillary Agreement that is to be executed and delivered by Seller will constitute when executed and delivered, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws affecting creditors' rights or remedies generally and by general principles of equity (whether considered at law or in equity).

          3.3 No Violation. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the performance by Seller of its obligations hereunder or thereunder, will (a) violate Seller's certificate of formation or limited liability company operating agreement, (b) result in a violation or breach of, or constitute a default under, any Permit necessary for the operation of the Business or any Specified Contract or (c) violate in any material respect any Law applicable to the Business or the Purchased Assets.

         3.4 Consents. Except for completion of the review procedures established by the Exon-Florio Amendment, if applicable, and the requirements of the HSR Act, if applicable, and except as set forth in Section 3.4 of the Disclosure Schedule, no Consent of any Governmental Authority or any other Person is necessary for the consummation by Seller of the transactions contemplated by this Agreement, except for those Consents the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect or materially delay the consummation of the transactions contemplated hereby.

         3.5 Books and Records; Financial Statements.

         (a) The books of account and other financial records of Seller relating to the Division, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

         (b) Section 3.5 of the Disclosure Schedule contains the unaudited balance sheet of the Division (the "Management Balance Sheet") as of January 31, 2002 (the "Balance Sheet Date"). Seller has previously provided to Buyer copies of (a) the unaudited income statements of the Division for the fiscal years ended November 30, 2000 and 2001 and (b) the unaudited balance sheets of the Division as of November 30, 2000 and 2001 (the income statements and balance sheets described in the foregoing clauses (a) and (b), collectively, the "Financial Statements"). Except as otherwise described in the notes or in the adjustments to the Management Balance Sheet, the Management Balance Sheet and the Financial Statements were prepared by the Division from the books and records of the Business in accordance with GAAP, and fairly present in all material respects the financial condition and results of operations of the Division as of and for the periods ending on the respective dates thereof.

         3.6 Absence of Certain Changes. Since the Balance Sheet Date, except as expressly permitted by this Agreement or as set forth in Section 3.6 of the Disclosure Schedule, Seller (a) has conducted the Business only in the Ordinary Course of Business, (b) has not incurred any Assumed Liability in excess of $50,000 individually or $1,000,000 in the aggregate, (c) has not mortgaged, pledged or subjected any Purchased Asset to any Lien other than Permitted Liens,
(d) except in the Ordinary Course of Business, has not Transferred to any third party any material Inventory and (e) except in the Ordinary Course of Business, has not surrendered, revoked or otherwise terminated or had terminated any material Permit or Consent from any Governmental Authority relating primarily to the conduct of the Business.

         3.7 Title to the Purchased Assets. Except as specifically set forth in
Section 3.7 of the Disclosure Schedule, Seller has good and marketable title to the Cheswick Facility, and good and valid title to, or a valid leasehold interest in, all of the other Purchased Assets, in each case free and clear of all Liens, other than Permitted Liens.

         3.8 Real Property.

         (a) To Seller's knowledge, Annex 2 contains a complete and correct legal description as of December 13, 2001 of the real property of the Cheswick Facility. True copies of any current surveys, abstracts, title commitments and title opinions in Seller's possession and all policies of title insurance currently in force and in the possession of Seller with respect to the Cheswick Facility have heretofore been made available to Buyer.

         (b) The Mount Pleasant Facility is leased to Seller pursuant to the Mount Pleasant Lease, a copy of which has previously been made available to Buyer. Other than with respect to the Mount Pleasant Lease and except as set forth in Section 3.8(b) of the Disclosure Schedule, there are no other material real property leases under which Seller is a lessee or lessor and that relate exclusively to the Purchased Assets.

         (c) Except as set forth in Section 3.8(c) of the Disclosure Schedule, all improvements at the Cheswick Facility and the Mount Pleasant Facility are in material compliance with all Laws, including those pertaining to zoning and building. Except as revealed in the survey of the Cheswick Facility previously made available to Buyer and as set forth in Section 3.8(c) of the Disclosure Schedule, no part of any improvement encroaches on any real property not included in the Cheswick Facility, and there are no buildings, structures, fixtures or other improvements situated on adjoining property which encroach on any part of the Cheswick Facility. There are no encroachments that materially affect Seller's operations at the Mount Pleasant Facility.

         (d) Seller has not received any written notice of any pending or threatened condemnation proceedings relating to the Cheswick Facility or the Mount Pleasant Facility.

         3.9 Material Contracts.

         (a) Section 3.9 of the Disclosure Schedule lists each contract and agreement (oral or written) as in effect and not closed out on the date hereof to which Seller is a party or by which it or any of the Purchased Assets is bound or which constitutes or will generate any Assumed Liability and which was entered into through or on behalf of the Division or otherwise primarily relates to the Business (other than Employee Plans), that is (i) a real property lease requiring the payment of more than $500,000 per fiscal year, (ii) a contract or agreement for the purchase or leasing of materials, inventory, equipment, personal property or services requiring the payment by Seller of more than $500,000 through the term of such contract or agreement, (iii) a sale contract or agreement exclusively applicable to the Business with a customer not affiliated with Seller who is required to pay, individually or in the aggregate, more than $1,000,000 through the term of such contract or agreement, (iv) a written agreement or arrangement between Seller and the Division involving financial obligations of more than $500,000 per fiscal year, (v) a contract or agreement with an agent, dealer, distributor, sales representative or franchisee of the Business involving payment obligations in excess of $250,000 per fiscal year or not terminable in less than 180 days, (vi) a contract or agreement with an employee or officer of the Business that is not terminable at will by Seller without cost and that will require payments of amounts after the Closing Date in excess of $50,000 per fiscal year, (vii) a contract or agreement for the storage, transportation, treatment or disposal of any hazardous material under CERCLA, or a contract for the storage, transportation, treatment or disposal of any waste or by-product requiring the payment of more than $500,000 per fiscal year or (viii) a license or royalty agreement concerning Intellectual Property that will require payments by Buyer after the Closing Date in excess of $500,000 per fiscal year (collectively, the "Contracts").

         (b) Except as otherwise set forth in Section 3.4 or 3.9 of the Disclosure Schedule, (i) each Assumed Contract is in full force and effect, is valid and enforceable in accordance with its terms as against Seller, and, to Seller's knowledge, against the other party thereto, and is assignable by Seller to Buyer without the Consent of any other Person, (ii) Seller is in material compliance with all applicable terms and requirements of each Assumed Contract, and, to Seller's knowledge, each other party thereto is in material compliance therewith, (iii) to Seller's knowledge, no event has occurred or circumstance exists that (with or without lapse of time or notice) would reasonably be expected to violate or result in a breach of any Assumed Contract, and (iv) none of the Assumed Contracts would restrict Buyer's conduct of the Business or limit the freedom of Buyer to engage in any line of business or to compete with any Person.

         3.10 Accounts Receivable. All Seller's accounts receivable which have arisen in connection with the Business and which are reflected in the Management Balance Sheet, and all such receivables which will have arisen since the Balance Sheet Date, shall have arisen only from bona fide transactions in the Ordinary Course of Business. Section 3.10 of the Disclosure Schedule accurately lists, as of January 31, 2002, all accounts receivable arising out of or relating to the Division, the amount owing, the aging of such receivable and the name and last known address of the party from whom such receivable is owing.

         3.11 No Proceedings. Except as set forth in Section 3.11 of the Disclosure Schedule, there is no action, suit or proceeding pending or, to Seller's knowledge, threatened against or related to Seller in respect of the Purchased Assets or the conduct of the Business (a "Proceeding") to or in respect of which Buyer would become a party or otherwise liable as a result of the consummation of the transactions contemplated hereby. Except as set forth in
Section 3.11 of the Disclosure Schedule, Seller is not subject to any Order with respect to any litigation, action, suit, investigation or proceeding asserted, brought or, to Seller's knowledge, threatened against Seller in respect of the Purchased Assets or the conduct of the Business. Information regarding all workers' compensation claims brought by employees of the Business against Seller since April 1, 1999 has been made available to Buyer, and a true and complete description of all product liability and warranty claims above $10,000 brought against Seller in respect of the Business since April 1, 1999 is set forth in
Section 3.11 of the Disclosure Schedule.

         3.12 Compliance with Law. The Business has not been, and is not being, conducted in material violation of any Law or Permit. No investigation or review by a Governmental Authority with respect to the Division or the conduct of the Business is pending or, to Seller's knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same. This Section
3.12 does not relate to employee benefits matters, which are instead the subject of Section 3.15, or environmental matters, which are instead the subject of
Section 3.16.

         3.13 Permits. Seller has all Permits that are necessary for it to conduct the operations of the Business in the manner in which they are presently conducted, and Section 3.13 of the Disclosure Schedule sets forth a complete list of all material Permits. All such Permits are in full force and effect and all applications required to have been filed for the renewal thereof have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities. No event has occurred or other fact exists with respect to the material Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the material Permits or would result in any other impairment of the rights of the holder of any of the material Permits. There is not pending or, to the knowledge of Seller, threatened, any application, petition, objection or other pleading with any Governmental Authority that challenges or questions the validity of or any rights of the holder under any Permit. This Section 3.13 does not relate to environmental matters, which are instead the subject of Section 3.16.

         3.14 Employee Relations. No labor strike, work stoppage, slowdown or dispute is pending or, to Seller's knowledge, threatened that involves any employees of Seller employed in the operation of the Business, and Seller is in material compliance with all Laws relating to employment practices, terms and conditions of employment and occupational safety and health.

         3.15 Employees, Employment Agreements and Benefits, etc.

         (a) Section 3.15(a) of the Disclosure Schedule sets forth the name, title, beginning service date and annual salary, hourly wage and commission and/or bonus structure (as applicable) of each full-time and part-time employee of Seller assigned exclusively to the operations of the Business as of the date specified therein (which date shall be within 30 days of the date of this Agreement), including each employee covered by the International Brotherhood of Electrical Workers ("IBEW") collective bargaining agreement with Seller (the "IBEW CBA"), each employee covered by the Association of Westinghouse Salaried Workers District 16 ("AWSE") collective bargaining agreement with Seller (the "AWSE CBA"), and any such employee who is out on short-term or long-term disability or other approved or legally mandated leave of absence (collectively, the "Employees"). Seller has furnished to Buyer draft copies of the IBEW CBA and AWSE CBA, each effective September 2, 2002.

         (b) Section 3.15(b) of the Disclosure Schedule sets forth a list of all written agreements, contracts and commitments of the following types to which Seller is a party: (i) employment, employee severance and employee retention agreements, other than those agreements providing for annual base salary or other payments not exceeding $75,000, and other than any employee retention agreements that will be paid and performed by Seller; and (ii) the IBEW CBA and the AWSE CBA in effect on the date hereof, in each such case under clauses (i) and (ii), covering Seller's employees who work for the Business on the date indicated therein.

         (c) Section 3.15(c) of the Disclosure Schedule sets forth a complete and correct list of all Employee Plans. Seller has delivered or made available to Buyer (i) all current plan documents for each Employee Plan and (ii) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by Buyer.

         (d) The form of all Employee Plans is in compliance in all material respects with the applicable terms of ERISA, the Code, and any other applicable Laws, and all Employee

Plans have at all times been operated in compliance in all material respects with ERISA, such other Laws and the applicable Employee Plan documents.

         (e) The funded status of Seller's Pension Plan is disclosed in Section 3.15(e) of the Disclosure Schedule in a manner consistent with the Statement of Financial Accounting Standards No. 87 as of the date indicated on the Disclosure Schedule.

         (f) Seller has no Liability, and the transactions contemplated by this Agreement will not result in any Liability, for the withdrawal by Seller from any multiemployer plan within the meaning of section 3(37) of ERISA, to which Seller has an obligation to contribute with respect to the Transferred Employees.

         (g) Each Employee Plan that is intended to be qualified under section 401(a) of the Code has received or has timely applied for a favorable determination letter from the IRS, and Seller has no knowledge of any circumstances that will result in revocation of any such favorable determination letter. With respect to each Employee Plan, no event has occurred or condition exists that will give rise to a loss of any intended tax consequence or to any Tax under section 511 of the Code. There is no material pending or threatened proceeding relating to any Employee Plan.

         (h) Seller has maintained workers' compensation coverage as required by applicable state law.

         (i) Except as provided in Section 6.3 and as set forth in Section 3.15(i) of the Disclosure Schedule, none of the transactions contemplated by this Agreement will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller.

         3.16 Environmental Matters.

         (a) Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Section 3.16(a) of the Disclosure Schedule:
(i) Seller has obtained or applied for all material Environmental Permits that are required for the operation of the Business as currently conducted and all such Environmental Permits and applications are listed in Sections 3.13 and 3.16(a) of the Disclosure Schedule; and (ii) no proceeding is pending to revoke any such Environmental Permit.

         (b) Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Section 3.16(b) of the Disclosure Schedule,
(i) Seller is in compliance with applicable Environmental Laws in connection with the operation of the Business; (ii) neither Seller, and to Seller's knowledge, any prior owner or operator of the Business has received, within the three preceding years, any order or notice from any Governmental Authority alleging a violation or failure to comply with any applicable Environmental Law in connection with the operation of the Business and no Governmental Authority has stated to Seller that any such order or notice is likely to be forthcoming;
(iii) Seller has not received from any Governmental Authority any notice or order alleging that Seller is responsible for (or must bear any part of the cost of) the investigation or remediation of any Environmental Condition at the Cheswick Facility or the Mount Pleasant Facility, nor has Seller been informed by any

Governmental Authority or by any prior owner or operator of the Business that it will receive any such notice or order; and (iv) no Lien in favor of any Governmental Authority for any Liabilities under any applicable Environmental Law has been filed in respect of or attached to the Cheswick Facility or the Mount Pleasant Facility.

         (c) Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Section 3.16(c) of the Disclosure Schedule, to Seller's knowledge, there has been no Release or Threat of Release of any Hazardous Substance at or from either the Cheswick Facility or the Mount Pleasant Facility or at any other location to which Hazardous Substances generated by the Cheswick Facility or the Mount Pleasant Facility were transported for storage, processing or disposal.

         (d) Except as would not reasonably be expected to have a Material Adverse Effect, Seller has delivered or made available to Buyer true and complete copies and the results of any non-privileged studies, analyses, tests or monitoring for the past five years currently in the possession of Seller pertaining to Environmental Conditions in, on or under the Cheswick Facility or the Mount Pleasant Facility, or concerning compliance by Seller with Environmental Laws in connection with the operation of the Business.

         3.17 Intellectual Property. Notwithstanding anything to the contrary in the foregoing and subsequent representations and warranties with respect to the Purchased Assets generally, only the following representations and warranties shall apply to the Purchased Intellectual Property.

         (a) Except as set forth on Annex 6 and as set forth in Section 3.17(a) of the Disclosure Schedule, the Purchased Intellectual Property constitutes all of the Intellectual Property that is owned by or licensed to Seller and that is necessary for the conduct of the Business. Except as set forth in Section 3.17(a) of the Disclosure Schedule: (i) Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Intellectual Property free and clear of all Liens; (ii) Seller has not granted any license or other right that does or that will, subsequent to the Closing, permit or enable anyone other than Buyer to use or receive royalties or other payments in respect of any of the Purchased Intellectual Property; (iii) to the knowledge of Seller, no Person other than Seller has any rights to use any Purchased Intellectual Property or sell any products or services that use or incorporate or that were developed using or incorporating any Purchased Intellectual Property; (iv) there is no pending claim, and Seller has not received any notice and, to the knowledge of Seller, there is no threatened claim against Seller asserting (A) that any of the Purchased Intellectual Property infringes or violates the rights of any Person or (B) that the present or past conduct of the Business since March 22, 1999 has infringed or violated, or will infringe or violate, any Intellectual Property right of any Person; and (v) no contract, agreement, understanding or, to Seller's knowledge, Law exists that would impede or prevent Seller from selling, assigning, transferring, conveying and delivering to Buyer the entire right, title and interest of Seller in and to the Purchased Intellectual Property.

         (b) Buyer acknowledges that this Section 3.17 relates solely to the Purchased Intellectual Property and does not relate to any other Intellectual Property of Seller.

         3.18 Brokers. Except for CIBC World Markets Corp., no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller.

         3.19 Sufficiency of Assets. Except as set forth in Section 3.19 of the Disclosure Schedule, the Purchased Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and (b) include all of the operating assets of the Division.

         3.20 Inventories. All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business except for obsolete items and items of below-standard quality, all of which are reflected in accordance with GAAP in the reserve in the Management Balance Sheet or on the accounting records of the Division as of the Closing Date, as the case may be. All items of Inventory have been valued at their average cost. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Division, except for such amounts as are reflected in the reserve in the Management Balance Sheet. Work-in-process Inventory is now valued, and will be valued on the Closing Date, according to GAAP in accordance with current authoritative accounting requirements for inventory as promulgated by the Financial Accounting Standards Board and the American Institute of Certified Public Accountants.

         3.21 No Material Adverse Change. Except as set forth in Section 3.21 of the Disclosure Schedule, since the Balance Sheet Date, there has not been any material adverse change in the Business, operations, assets, results of operations or condition (financial or other) of the Business, and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

         3.22 Insurance.

         (a) Seller has made available to Buyer: (i) complete and correct summaries of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time relating to the Business or the Purchased Assets since March 22, 1999, a list of which is included in Section 3.22 of the Disclosure Schedule; (ii) complete and correct summaries of all pending applications by Seller for policies of insurance relating to the Business or the Purchased Assets; and (iii) any statement by the auditor of Seller's financial statements or any consultant or risk management advisor with regard to the adequacy of Seller's coverage or of the reserves for claims relating to the Business or the Purchased Assets.

         (b) Section 3.22 of the Disclosure Schedule sets forth, by year, for the current policy year and each of the policy years since March 22, 1999: (i) a summary of the loss experience under each policy of insurance; (ii) a statement describing each claim under a policy of insurance which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims, in each case, to the extent relating to the Purchased Assets or the Business.

         3.23 Relationships with Related Persons. Except as set forth in Section
3.23 of the Disclosure Schedule, none of Seller's Affiliates has, or since January 1, 2001, has had, any interest in any of the Purchased Assets. Except as set forth in Section 3.23 of the Disclosure Schedule, no Affiliate of Seller is a party to any Contract with, or has any claim or right against, Seller relating to the Business or the Purchased Assets.

         3.24 Solvency.

         (a) Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, "insolvent" means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets.

         (b) Immediately after giving effect to the consummation of the transactions contemplated in this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

         3.25 Taxes. Seller has filed or caused to be filed on a timely basis all Tax Returns with respect to Taxes that are or were required to be filed pursuant to applicable Law. All Tax Returns filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established by Seller. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes that Seller is or was required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

         3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither Seller nor any other Person makes any representation or warranty whatsoever, express or implied, on behalf of Seller.

         3.27 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS
ARTICLE III, THE PURCHASED ASSETS (INCLUDING THE CHESWICK FACILITY, THE MOUNT PLEASANT FACILITY, THE EQUIPMENT, THE FIXED ASSETS, THE INVENTORY AND THE ACCOUNTS RECEIVABLE) ARE TRANSFERRED "AS IS, WHERE IS" AND WITH "ALL FAULTS" AND WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

         4.1 Existence and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authority. Buyer has the requisite corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery by Seller, constitutes, and each Ancillary Agreement that is to be executed and delivered by Buyer will constitute when executed and delivered, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws affecting creditors' rights or remedies generally and by general principles of equity (whether considered at law or in equity).

         4.3 No Violation. Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the performance by Buyer of its obligations hereunder or thereunder, will (a) violate Buyer's certificate of incorporation or bylaws, (b) result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Buyer is a party or by which any of its assets or properties are bound or (c) violate any Law applicable to Buyer or its assets or properties.

         4.4 Consents. Except for completion of the review procedures established by the Exon-Florio Amendment, if applicable, and the requirements of the HSR Act, if applicable, no Consent of any Governmental Authority or any other Person is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

         4.5 No Proceedings. There is no action, suit or proceeding pending or, to Buyer's knowledge, threatened against or related to Buyer which could affect Buyer's ability to consummate the transactions contemplated by this Agreement and each Ancillary Agreement.

         4.6 Financing. Buyer has (through cash on hand, existing credit arrangements or otherwise) as of the date hereof, and will have at the Closing, sufficient funds to pay the Purchase Price, any expenses to be incurred by Buyer in connection with this Agreement and all other amounts payable by Buyer at the Closing and to perform its obligations hereunder following the Closing and to provide adequate working capital to the Business.

         4.7 Solvency.

         (a) Buyer is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section, "insolvent" means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of Buyer's assets.

         (b) Immediately after giving effect to the consummation of the transactions contemplated in this Agreement: (i) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Buyer will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer. The cash available to Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

         4.8 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Buyer.

         4.9 U.S.-Controlled Entity. Buyer is (a) a legal Person incorporated or organized under the laws of a state of the United States or (b) a legal Person owned or controlled entirely by citizens of the United States or a legal Person incorporated or organized under the laws of a state of the United States, in either case, whose business is administered principally in the United States and that is capable of holding any licenses issued by the NRC that are contemplated to be Transferred to Buyer under this Agreement (a "U.S.-Controlled Entity").

         4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither Buyer nor any other Person makes any representation or warranty whatsoever, express or implied, on behalf of Buyer.

                                   ARTICLE V
                                   COVENANTS

         5.1 Conduct of Business. During the period from the date hereof to the Closing or the earlier termination of this Agreement in accordance with the terms hereof, Seller shall, except as otherwise contemplated by this Agreement, use commercially reasonable efforts to operate the Business only in the Ordinary Course of Business and shall use commercially reasonable efforts to preserve intact the Purchased Assets and the Business. Without limiting the

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generality of the foregoing, and except as otherwise contemplated by this
Agreement, from the date of this Agreement to the Closing or the earlier termination of this Agreement, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller:

         (a) shall not mortgage, pledge or subject to any Lien other than Permitted Liens any of the Purchased Assets;

         (b) shall use commercially reasonable efforts to maintain the Purchased Assets, to keep available the services of its officers, employees and agents and to maintain its relationships with suppliers, landlords, creditors and customers in connection with the conduct of the Business;

         (c) shall not transfer title to any of the Purchased Assets, other than the sale of finished goods in the Ordinary Course of Business;

         (d) shall provide reasonable assistance to Buyer in identifying the Permits required by Buyer to operate the Business from and after the Closing Date and transferring existing Permits of Seller to Buyer, where permissible; and

         (e) except as required by Law or as is necessary to maintain the tax-qualified status of any Employee Plan under section 401(a) of the Code, shall not amend or supplement any Employee Plans so as to increase the Liabilities relating to any Employees or former employees of the Business that are to be assumed by Buyer under Section 6.3, provided that, in each case, Seller will give notice to Buyer of any amendments or supplements permitted by this Section 5.1(e).

         5.2 Access to Information.

         (a) Prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, Seller will provide Buyer and its representatives with reasonable access during normal business hours, and upon reasonable notice, to the facilities, assets and books and records of the Business so as to afford Buyer a reasonable opportunity to make, at its sole cost and expense, such review, examination and investigation of the existing assets, books and records of the Business as Buyer may reasonably desire to make to the extent related to the Purchased Assets and the Business. Notwithstanding the foregoing, Seller need not disclose to Buyer any information, or provide access to any restricted area, which would violate any Law or breach any contract, agreement or understanding with any third Person.

         (b) After the Closing Date, Seller shall provide Buyer with reasonable access during normal business hours, and upon reasonable notice, to any records relating to the Business that are retained by Seller. Seller shall preserve and maintain any books and records relating to the Business and retained by Seller for seven years following the Closing Date. From and after the Closing Date, Buyer shall permit Seller to have reasonable access during normal business hours to any business records turned over to Buyer pursuant to this Agreement as may be required by Seller in connection with any audit of such business records covering periods on and before the Closing Date, any audit or investigation by any Governmental Authority or any matter relating to insurance coverage or third-party claims, in each such case, to the extent relating to

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the operation of the Business by Seller prior to the Closing. Buyer shall preserve and maintain the records relating to the Business that are part of the Purchased Assets for at least seven years following the Closing Date. From and after the Closing, Buyer shall afford Seller reasonable access at all reasonable times and as Seller may reasonably request to the officers, employees, agents, properties, offices and other facilities employed, retained or used by Buyer in connection with the operation of the Business by Buyer after the Closing.

         5.3 Governmental Approvals, etc.

         (a) If applicable, each of Buyer and Seller shall as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice a notification and report form under the HSR Act for the transactions contemplated hereby and, thereafter, any supplemental information requested in connection therewith pursuant to the HSR Act. Each of Buyer and Seller shall as promptly as practicable comply with any other Laws of any country which are applicable to the transactions contemplated hereby and pursuant to which any Consent of any Governmental Authority or any other Person in connection with such transactions is necessary. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under the HSR Act or any other such Laws. Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority, and shall comply promptly with any such inquiry or request. Buyer and Seller shall each use commercially reasonable efforts and take all necessary action to obtain any clearance under the HSR Act or any other Consent of any Governmental Authority necessary in connection with the transactions contemplated hereby or to resolve any objections which may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

         (b) Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur as promptly as practicable, including (i) as contemplated by Section 5.3(a) or 5.4,
(ii) defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to prevent the entry or imposition of any Order, stay or other legal restraint or prohibition by any Governmental Authority and to appeal and seek to have vacated or reversed as promptly as possible any such Order, stay or other restraint or prohibition that is not yet final and nonappealable; provided, however, that neither Seller, nor any of its Affiliates, shall be required to make any material monetary expenditure or asset divestiture, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

         (c) Buyer shall use its commercially reasonable efforts to obtain as promptly as practicable all Permits and Consents of Governmental Authorities required by Law or contract for Buyer to conduct the Business following the Closing and to own the Purchased Assets (each, a "Buyer Permit"), and Seller shall cooperate with Buyer in connection therewith. Notwithstanding the foregoing, neither Seller nor Buyer shall be required to expend any material sum or agree to a material concession to any Governmental Authority to obtain, or, in the case of

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



Seller, to assist Buyer to obtain, as the case may be, any such Buyer Permit. Buyer acknowledges that certain facilities owned or serviced by the Business and certain related documents, records and information are classified for United States government security purposes as high as the level of "Top Secret," which may require, in addition to any Buyer Permits required under applicable Law to conduct the Business at such facilities, the employment of individuals holding United States government security clearances as high as the level of "Top Secret." Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide access to such facilities or any such related documents, records or information to any representative or employee of Buyer unless such individual presents evidence reasonably satisfactory to Seller of such individual's security clearance meeting the security clearance level prescribed for such access.

         5.4 Novations of Government Contracts and Third Party Consents.

         (a) As soon as practicable following the execution of this Agreement, Seller shall prepare (with Buyer's assistance, as necessary), in accordance with Federal Acquisition Regulations Part 42, P. 42.12 and any applicable agency regulations or policies, a written request for the novation of the Government Contracts meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, P. 42.1202(a)). The request for novation shall be submitted by Seller to each Responsible Contracting Officer for the United States government (or, in the case of Government Contracts not subject to the Federal Acquisition Regulations, Buyer and Seller shall cooperate in seeking to cause the applicable Governmental Authority) to (i) recognize Buyer as Seller's successor in interest to the Government Contracts and all the Purchased Assets used in the performance of the Government Contracts and (ii) enter into one or more novation agreements (collectively, "Novation Agreements") in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which all of Seller's right, title and interest in and to, and all of Seller's Liabilities under, each such Government Contract, including the portion of the CAS 412 prepayment credit allocable to Buyer's Pension Plan under Section 6.3(g), shall be validly conveyed, transferred and assigned and novated to Buyer by all parties thereto. Buyer shall promptly provide to Seller any information regarding Buyer required in connection with such request.

         (b) Seller and Buyer will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable (i) all Consents (A) required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information from the United States government with regard to such Novation Agreements or (B) required by third Persons to Transfer any Assumed Contracts and the Purchased Intellectual Property to Buyer in a manner that will avoid any default, conflict or termination of rights under any Assumed Contract or Purchased Intellectual Property and (ii) without limiting the provisions of clause (B) above, novations of all Assumed Contracts other than Government Contracts. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.4 shall require Seller to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such Consent.

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



         (c) If any and all Consents necessary for the Transfer or novation of any Assumed Contract or Purchased Intellectual Property, or any claim, right or benefit arising thereunder or resulting therefrom, shall not have been obtained prior to the Closing Date, then subject to the provisions of Section 7.2, as of the Closing, this Agreement, if permitted by Law, shall constitute full and equitable Transfer by Seller to Buyer of all of Seller's right, title and interest in and to, and all of Seller's Liabilities under, such Assumed Contracts and Purchased Intellectual Property, and, in the case of such Assumed Contracts, Buyer shall be deemed Seller's agent for purpose of completing, fulfilling and discharging all of Seller's Liabilities under any such Assumed Contract. The parties shall take all commercially reasonable steps and actions to provide Buyer with the benefits of such Assumed Contracts and Purchased Intellectual Property, and, in the case of such Assumed Contracts, to relieve Seller of the performance and other Liabilities thereunder, including entry into subcontracts for the performance thereof. Subject to the other provisions of this Section 5.4, Buyer agrees to pay, perform and discharge, and, pursuant to
Section 8.2(a)(iv), indemnify Seller against and hold Seller harmless from, all Liabilities of Seller relating to such performance or failure to perform under such Assumed Contracts, including any related guarantees.

         (d) If Seller shall be unable to make the equitable assignment described in Section 5.4(b), or if such attempted Transfer would adversely affect the rights of Seller or Buyer under such Assumed Contract or Purchased Intellectual Property, or would not assign all of Seller's rights thereunder at the Closing, Seller and Buyer shall continue to cooperate and use all commercially reasonable efforts to provide Buyer with all such rights. To the extent that any such Consents are not obtained, or until the impediments to such Transfer are resolved, Seller shall use all commercially reasonable efforts (without the expenditure, in the aggregate, of any material sum) to the extent permitted by Law to (i) provide to Buyer the benefits of any such Assumed Contract or of any such Purchased Intellectual Property, to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Assumed Contract or Purchased Intellectual Property against any third Person in accordance with the terms thereof, provided that, if requested by Buyer, Seller shall use commercially reasonable efforts to enforce any right of termination contained in an Assumed Contract that is the subject of this Section 5.4(d) on condition that such termination would not, or would not reasonably be expected to, result in or give rise to any Liability to Seller unless Buyer shall have agreed to assume and be responsible for such Liability. To the extent that Buyer is provided the benefits (including payment rights) of any Assumed Contract or Purchased Intellectual Property (whether from Seller or otherwise), (i) Buyer shall perform for the benefit of any third Person the obligations of Seller thereunder or in connection therewith and (ii) Buyer shall pay, perform and discharge, and, pursuant to Section 8.2(a)(iv), indemnify Seller against and hold Seller harmless from, all Liabilities of Seller relating to such performance or failure to perform, and in the event of a failure of such indemnity, Seller shall cease to be obligated under this Agreement in respect of the Assumed Contract or Purchased Intellectual Property which is the subject of such failure.

         (e) Without limiting the generality of Section 5.2(b), from the Closing Date until, with respect to each Government Contract, the sixth year following the earlier of the release date or notice of final payment for such Government Contract, Buyer agrees to provide Seller and its accountants, counsel and other representatives access, during normal business

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



hours, to such information, personnel and assistance relating to the performance by Buyer of the Government Contracts and its respective Liabilities under the Novation Agreements as Seller shall reasonably request from time to time.

         5.5 Confidentiality.

         (a) Buyer. (i) Buyer confirms and agrees that, with respect to any information directly or indirectly furnished by or on behalf of Seller, whether before, on or after the date hereof, Buyer shall continue to be bound by the terms of the Confidentiality Agreement, dated as of October 23, 2001, by and between Seller and Buyer (the "Confidentiality Agreement").

         (ii) Buyer understands and agrees that Seller is making available confidential information and trade secrets to Buyer concerning the operations of Seller and the Business, which information would be damaging to Seller and its Affiliates or WEC if disclosed to a competitor or made available to any other Person, and that such information has been divulged in confidence. Buyer acknowledges that Seller has permitted Buyer to conduct due diligence and/or a review of the premises of the Business. Buyer shall not disclose to any Person, other than Buyer's attorneys, accountants and consultants, any contents or results of any due diligence or investigation by or on behalf of Buyer, including any information concerning any alleged violation of any Environmental Law, without obtaining prior written approval from Seller, except as may be required by Law, in which case Buyer will notify Seller in writing of Buyer's intent to make such disclosure and whereupon Seller shall have the option of making such disclosure jointly with Buyer. Buyer agrees that Seller would be irreparably harmed by any violation, or threatened violation, of this
     Section 5.5(a) and that, therefore, Seller shall be entitled to an injunction prohibiting Buyer from any violation, or threatened violation, of this Section 5.5(a).

         (iii) The agreements and undertakings of Buyer set forth in this
     Section 5.5(a) shall survive the termination of this Agreement, and shall not restrict Buyer from using confidential information of Seller in performing its obligations under, or enforcing the terms of, this Agreement or any Ancillary Agreement, or in exercising its rights relating hereto or thereto or to the transactions contemplated hereby or thereby, provided any such use is on a confidential basis.

         (b) Seller. From and after the Closing Date, Seller shall not disclose to any Person (other than any Affiliates, agents or representatives of Seller or WEC or any of WEC's Affiliates) any Business Information (as defined below) that is known to Seller on the Closing Date. The term "Business Information" means any trade secret information concerning the Business or the Purchased Assets that is confidential or proprietary and is necessary for the conduct of the Business, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by Seller after the Closing Date or (ii) Seller is required to disclose by Law or legal process. In the event that Seller is requested in any proceeding to disclose any Business Information, Seller shall give Buyer prompt written notice of such request so that Buyer may seek an appropriate protective Order. If in the absence of a protective Order Seller is requested in a proceeding to disclose Business Information, Seller may

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



disclose such portion of the Business Information that in the opinion of Seller's counsel Seller is required to disclose, without liability under this Agreement, provided that Seller shall give Buyer written notice of the Business Information to be disclosed as far in advance of its disclosure as is practicable and shall use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Business Information. The provisions of this Section 5.5(b) shall not restrict Seller from using Business Information in performing its obligations under, or enforcing the terms of, this Agreement or any Ancillary Agreement, or in exercising its rights relating hereto or thereto or to the transactions contemplated hereby or thereby.

         5.6 Press Releases and Disclosure. Neither of the parties hereto or any of their respective Affiliates will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than attorneys, advisors, lenders and accountants to Seller or Buyer and any Persons whose Consent is required to consummate the transactions contemplated by this Agreement) without the express prior approval of the other party hereto; provided, however, that nothing herein will prohibit Seller from issuing or causing publication of any press release, announcement, communication or filing to the extent that Seller deems such action to be required by Law or applicable stock exchange rules, provided that Seller shall provide Buyer with a copy of any such press release, announcement, communication or filing as promptly as practicable after it makes such determination. Subject to the foregoing, the press releases relating to the execution of this Agreement shall be mutually acceptable to Seller and Buyer.

         5.7 Further Assurances. Seller and Buyer will each use commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose any party, at the reasonable request of the other party, at or after the Closing, will, without further consideration, furnish such further information, execute and deliver such further instruments and take such other action as any party may reasonably deem necessary or desirable to make effective the transactions contemplated by this Agreement.

         5.8 Expenses; Transfer Taxes. Except as expressly provided herein, whether or not the transactions contemplated hereby are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated hereby (including, in the case of Seller, all fees, expenses and other amounts payable to CIBC World Markets Corp., which shall be paid by Seller). Notwithstanding anything to the contrary herein, (a) Buyer and Seller will be responsible in equal shares for all transfer, recordation and documentary Taxes and fees, including any applicable state sales Taxes, that may be payable in connection with the consummation of the transactions contemplated by this Agreement, (b) Buyer will be responsible for all costs and expenses associated with the obtaining of any title insurance policy and all endorsements thereto that Buyer elects to obtain and (c) Buyer will be responsible for all filing fees under the HSR Act relating to the Purchased Assets Buyer would acquire hereunder.

         5.9 Bulk Transfer Laws. Buyer waives compliance by Seller with the Laws of any jurisdiction relating to bulk transfers that may be applicable in connection with the transfer of the Purchased Assets to Buyer.

         5.10 Tax Matters.

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         (a) Taxes. Seller will be responsible for the preparation and filing of all Tax Returns of Seller for all periods prior to the Closing Date whether they are due before or after the Closing Date (including the Tax Returns for Seller which include the operations of the Business for any period ending on or before the Closing Date and any gains recognized by Seller in connection with the sale of the Purchased Assets to Buyer). Seller will make all payments required with respect to any such Tax Return for which Seller is responsible. Buyer will be responsible for the preparation and filing of all Tax Returns relating to the Business and the Purchased Assets for all periods which begin after the Closing Date. Buyer will make all payments required with respect to any such Tax Return for which Buyer is responsible. For purposes of determining Tax periods, any period which begins before and ends after the Closing Date shall be deemed to be two periods, with the first period ending on the Closing Date and the second period beginning the day immediately following the Closing Date.

         (b) Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other with respect to the preparation and filing of Tax Returns, and any audits or disputes with Taxing authorities regarding any Tax Returns of the Business or the Purchased Assets, including the furnishing upon reasonable request of records and other documents relating to Taxes of the Business or the Purchased Assets and the provision of timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other party may be liable.

         5.11 Non-Solicitation.

         (a) Non-Solicitation by Seller. For a period of 12 months following the Closing Date, Seller shall not, directly or indirectly, and shall cause its Affiliates not to, solicit any employee of Buyer or its Affiliates for employment by Seller or any of its Affiliates without the prior written consent of Buyer. An employee shall be deemed not to have solicited for employment if such employee responded to a general solicitation.

         (b) Non-Solicitation by Buyer. For a period of 12 months following the Closing Date, Buyer shall not, directly or indirectly, except as provided in
ARTICLE VI, and shall cause its Affiliates not to, solicit any employee of Seller or its Affiliates for employment by Buyer or any of its Affiliates without the prior written consent of Seller. An employee shall be deemed not to have been solicited for employment if such employee responded to a general solicitation.

         5.12 Closing and Disclosure Schedules. Each of Buyer and Seller shall use commercially reasonable efforts to cause the conditions set forth in Section 7.1, Section 7.2 (in the case of Seller) and Section 7.3 (in the case of Buyer) to be satisfied by the Closing Date. During the period prior to the Closing Date, Seller will advise Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or would reasonably be likely to (except as contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition. Should any such fact or condition

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require any change to the Disclosure Schedule, Seller shall promptly deliver to
Buyer a supplement to the Disclosure Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.1, except that, with respect to any fact or condition occurring or arising in the Ordinary Course of Business at any time after the date hereof (and which does not have a Material Adverse Effect) and prior to the Closing Date, (a) the specified representations and warranties made by Seller shall be deemed automatically modified to reflect such fact or condition as of the date that such fact or condition occurs or arises and (b) Buyer shall not have the right to terminate this Agreement pursuant to Section 9.1 on account of such modification of the representations and warranties made by Seller herein.

         5.13 OCI Compliance. Buyer shall, and shall cause its Affiliates to, take such actions between the date hereof and the Closing such that Buyer (and, to the extent applicable, its Affiliates) will be, immediately subsequent to the Closing, in compliance with the Laws relating to Organizational Conflicts of Interest (as such term is defined in Federal Acquisition Regulation Subpart 9.5 and Department of Energy Acquisition Regulation Subpart 909.5) with respect to any Government Contracts (or outstanding bids for Government Contracts) included in the Purchased Assets.

         5.14 Supplies and Signage. As soon as practicable after the Closing, Buyer shall cause the Division to discontinue use of any stationery, purchase order forms, packaging or other similar paper goods or supplies, or advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the "Supplies") or signs, that state or otherwise indicate thereon that the Business is a division or unit of Seller, or contain any trademarks, service marks, trade names or corporate or business names, derived from or including "Washington," "Westinghouse," the "Circle W" logo mark, the slogan "You can be sure . . . if it's Westinghouse," in whole or in part; provided, however, that Buyer (a) may use any Supplies included in the Purchased Assets that are labeled with such trademarks, service marks, trade names or corporate or business names for a reasonable period after the Closing (which in no event shall be later than 180 days following the Closing Date), (b) shall have up to nine months following the Closing to replace any signs that bear such trademarks, service marks, trade names or corporate or business names and (c) Buyer shall be entitled to ship any Inventory that is labeled with such trademarks, service marks, trade names or corporate or business names for a reasonable period after the Closing (which in no event shall be later than 180 days following the Closing Date). Buyer shall not reorder or produce any Supplies which state or otherwise indicate thereon that the Business is a division or unit of Seller or contain any such trademarks, service marks, trade names or corporate or business names.

         5.15 No Use of Trademarks. From and after the Closing, except as provided in Section 5.14, neither Buyer nor any of its Affiliates shall use in any way any trademarks, service marks, trade names or corporate or business names, domain names, or other indicia, of origin including "Washington," "Westinghouse," the "Circle W" logo mark, the slogan "You can be sure . . . if it's Westinghouse," or any abbreviation thereof, in whole or in part.

         5.16 Assumption of Teaming Agreement and WGS Shared Technology Agreement. On the Closing Date, (a) Seller shall assign, and Buyer shall assume, all of the rights, benefits, obligations and responsibilities of the Division under the Teaming Agreement, as required by section 11.2.2 thereof, and (b) Seller shall assign or sublicense the WGS Shared

Technology Agreement in accordance with the terms thereof as and to the extent such WGS Shared Technology Agreement pertains to the Division or the Business, and Buyer shall assume the rights, benefits, obligations and responsibilities of Seller under such WGS Shared Technology Agreement as and to the extent such rights, benefits, obligations and responsibilities thereunder apply to the Division or the Business. The assignment and assumption agreement relating to the Teaming Agreement shall provide that (x) sections 6.2 and 10.5 thereunder shall survive termination or expiration of such Teaming Agreement and (y) for purposes of such section 6.2, the confidentiality restrictions shall not apply to information that (i) is or becomes part of the public domain through no breach of the Teaming Agreement by the Division, (ii) was or is disclosed to the Division by a third party (other than WEC) having no obligation to WEC to keep the information confidential or (iii) was or is independently developed by the Division or Buyer (except for New Product Technology (as defined in the Teaming Agreement) acquired by WEC during the term of the Teaming Agreement in accordance with section 6.4 thereof) without reference to or benefit of the WEC Technology. WEC shall be a third party beneficiary of the assumption and/or sublicense agreements provided for in this Section 5.16, provided that, with respect to the assumption or sublicense agreement relating to the WGS Shared Technology Agreement, WEC shall have third party beneficiary rights only to the extent permitted by clause (b) of section 7.3 of such WGS Shared Technology Agreement. The assignment or sublicense of the WGS Shared Technology Agreement shall not create any new Liabilities for Buyer (other than as set forth in the WGS Shared Technology Agreement) or confer any new or additional rights or benefits upon WEC or any of WEC's Affiliates (other than to enforce its or their rights thereunder against Buyer).

         5.17 Custody, Access, Segregation and Transfer of WEC Technology; Audit Rights.

         (a) Buyer shall (i) segregate and deliver a copy of the WEC Technology (as such term is defined in section 6 of the Teaming Agreement) to WEC that remains in the custody of Buyer after the Closing in accordance with the provisions set forth in the Teaming Agreement and (ii) provide access to WEC to the technology referenced in section 3.3 of the WGS Shared Technology Agreement and deliver such technology to WEC in accordance with the terms thereof, subject to any requirements under Law (including relevant United States security clearances) and the terms and conditions of such WGS Shared Technology Agreement and the Teaming Agreement. Upon completion of each delivery by Buyer to WEC of the copies of the WEC Technology in accordance with the Teaming Agreement, Buyer shall certify to WEC that the segregation and delivery of the copies of the requested WEC Technology is complete with respect to such delivery.

         (b) In the event that WEC shall dispute the completeness of Buyer's delivery to WEC of the WEC Technology in accordance with the Teaming Agreement, WEC shall have the right pursuant to this Section 5.17(b) to request an audit to investigate such matter. Any such audit requested by WEC pursuant to this
Section 5.17(b) shall be conducted by a third party who would (i) be mutually acceptable to WEC and Buyer, (ii) have, at a minimum, expertise relevant to the respective businesses of Buyer and WEC and (iii) possess all security clearances as may be required by Law or any Governmental Authority to perform such an audit. Any request by WEC for an audit pursuant to this Section 5.17(b) must be delivered to Buyer in accordance with Section 10.8, must state in reasonable detail the basis for and scope of the proposed audit, and provide Buyer with reasonable opportunity to respond to and address WEC's request. Any costs and expenses arising from any audit request made by WEC pursuant to this Section 5.17(b) will be paid by WEC; provided, however, that if any audit performed hereunder shall reveal that Buyer failed to deliver any material WEC Technology to WEC as required under the Teaming Agreement, then the portion of the cost of the audit that is attributable to identifying and locating such WEC Technology shall be allocated to Buyer, so long as the WEC Technology located as a result of such audit was within the scope of WEC's initial audit request and WEC furnishes to Buyer copies of invoices and such other information as Buyer may reasonably request relating to the audit.

         5.18 NRC Licenses and NRC Bond.

         (a) As soon as practicable after the execution of this Agreement, Seller and Buyer shall cooperate to effectuate the transfer from Seller to Buyer of the following NRC licenses currently held by Seller and relating to the Business (collectively, the "NRC Licenses"): (i) Special Nuclear Materials License No. SNM-1120; (ii) Combined Materials License (Pump Repair Facility) No. 37-05809-01; and (iii) Combined Materials License (Industrial Radiography Facility) No. 37-05809-02. Buyer and Seller shall complete all necessary applications and amendment requests with the NRC in a timely fashion in order to ensure the expeditious transfer of the NRC Licenses from Seller to Buyer after the Closing Date.

         (b) In connection with the transfer of the NRC Licenses from Seller to Buyer as described in Section 5.18(a), Buyer and Seller shall cooperate to procure the NRC's consent to the cancellation of Seller's NRC Bond No. 8155-59-27 (the "NRC Bond") associated with the NRC Licenses and the replacement thereof by Buyer with a substitute bond satisfactory to the NRC. The parties shall continue to cooperate after the Closing Date until the NRC Bond shall have been cancelled. Buyer will indemnify, defend and hold harmless Seller from and against and reimburse Seller for any and all amounts paid, including costs and expenses, in connection with the NRC Bond, including Seller's expenses in maintaining the NRC Bond whether or not the NRC Bond is drawn upon or required to be performed, and shall in any event promptly reimburse Seller to the extent the NRC Bond is called upon and Seller or its Affiliates make any payment or are obligated to reimburse the party issuing the NRC Bond.

                                   ARTICLE VI
                                EMPLOYEE MATTERS

         6.1 Offer to Hire. On the Closing Date, Buyer shall make an offer of employment to each Employee, including any employee hired since September 26, 2002. Each such offer of employment will (a) be effective as of the Closing, (b) provide for employment at such Employee's present employment location, (c) be at a salary or hourly wage rate that is no less than the salary or hourly wage rate of each such Employee in effect as of the date hereof or as the same may have been increased since the date hereof in the Ordinary Course of Business, (d) provide for employee benefits for the period beginning on the Closing Date and ending no earlier than December 31, 2002 that are substantially comparable in the aggregate to the employee benefits available to such Employee immediately prior to the Closing Date under the Employee Plans (or, in the case of Transferred Union Employees, provide for the period from the Closing Date to the expiration date of the applicable CBA employee benefits in accordance with

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



the applicable CBA) and (e) be for a position with Buyer comparable to such Employee's position with Seller immediately before the Closing. Unless an Employee declines Buyer's offer of employment, each of the Employees shall be deemed to have accepted Buyer's offer of employment and shall become an employee of Buyer as of the Closing Date. The Employees who accept (or are deemed to accept) employment with Buyer shall be referred to herein as "Transferred Employees." Seller shall be solely responsible for the payment of all wages and other base compensation due to all Employees with respect to their service as such through the close of business on the Closing Date.

         6.2 Compliance with Law and Collective Bargaining Agreements. Effective as of the Closing Date and subject to Section 7.2(a), Buyer shall assume all right, title, obligation and benefit of Seller under the IBEW CBA and the AWSE CBA. Buyer shall recognize the IBEW and the AWSE as the exclusive collective bargaining representatives for Transferred Union Employees. All offers of employment made by Buyer pursuant to Section 6.1 shall be made in accordance with all Laws, and for those Transferred Employees covered by the IBEW CBA or the AWSE CBA (such Employees, the "Transferred Union Employees"), in accordance with the IBEW CBA or the AWSE CBA, as applicable (Transferred Employees not covered by the IBEW CBA or the AWSE CBA are referred to herein as "Transferred Non-Union Employees").

         6.3 Employee Benefits.

         (a) For purposes of any employee benefit plan, program or arrangement established for or made available to Transferred Employees by Buyer ("Buyer's Plans"), Buyer shall credit such Transferred Employees with service for all periods of service with Seller, any Affiliate of Seller and any predecessor of Seller to the extent that such service was credited under the equivalent Employee Plans. Such service shall be credited for purposes of determining benefit accruals, eligibility, vesting and retirement eligibility in benefits under all of Buyer's Plans, in the same manner as if such service had been completed while the Transferred Employees were employed by Buyer.

         (b) Coverage for all Transferred Employees and their respective dependents under the Employee Plans that are welfare benefit plans within the meaning of section 3(1) of ERISA, including the Westinghouse Government Services Group Welfare Benefits Plan ("Seller's Welfare Plans"), shall cease to be effective as of the Closing. Seller and Seller's Welfare Plans shall be liable for all claims incurred with respect to Transferred Employees and their dependents prior to the Closing. The plans sponsored by Buyer that are welfare benefit plans within the meaning of section 3(1) of ERISA ("Buyer's Welfare Plans") shall provide coverage and benefits for all Transferred Employees and their respective eligible dependents effective on the day after the Closing Date. Buyer and Buyer's Welfare Plans shall be liable for all claims incurred with respect to Transferred Employees and their eligible dependents after the Closing. For purposes of this Section 6.3(b), a claim shall be deemed "incurred" on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs).

         (c) Buyer shall cause deductibles and out-of-pocket payments expended for coverage under Seller's Welfare Plans in the plan year in which the Closing Date occurs to be counted towards the deductibles and out-of-pocket maximums applicable to each Transferred Employee under Buyer's Welfare Plans. In addition, no pre-existing condition limitation, exclusion or waiting period applicable with respect to any Buyer Welfare Plan will apply to any Transferred Employee or their dependents to the extent that such limitations, exclusions or waiting periods exceed those in effect under Seller's Welfare Plans or were satisfied by such Transferred Employees or their dependents under the applicable Seller Welfare Plans.

         (d) For purposes of the calendar year in which the Closing Date occurs, at the Closing Buyer shall (i) assume all Liabilities for accrued vacation, sick leave and personal days attributable to Transferred Employees as of the Closing Date and (ii) credit each Transferred Employee with the same number or amount of accrued vacation, sick leave and personal days as each such Transferred Employee had accrued as of the day before the Closing Date, provided that if Seller shall be required to pay Transferred Employees the cash value of their accrued vacation, sick leave or personal days described in clause (i), then (A) Buyer shall reimburse Seller for the amount so paid by Seller and (B) Buyer may adjust its obligations under clause (ii) proportionately.

         (e) Effective as of the day following the Closing Date, Buyer shall establish medical and dependent care flexible spending account plans ("Buyer's Flexible Spending Account Plans") for the benefit of Transferred Employees which will recognize the elections that such Transferred Employees had in effect for purposes of the plan year in which the Closing Date occurs under the medical and dependent care flexible spending account plans of Seller ("Seller's Flexible Spending Account Plans"). As soon as practicable after the Closing Date, Buyer shall cause Buyer's Flexible Spending Account Plans to assume the account balances associated with the Transferred Employees' flexible spending accounts under Seller's Flexible Spending Account Plans. After the Closing Date, Buyer's Flexible Spending Account Plans shall be responsible for reimbursement of all previously unreimbursed reimbursable medical and dependent care claims incurred by Transferred Employees in the year in which the Closing Date occurs.

         (f) Buyer shall have the sole responsibility for "continuation coverage" benefits provided after the Closing Date for all Transferred Employees and "qualified beneficiaries" of Transferred Employees for whom a "qualifying event" occurs after the Closing Date, and for all "qualified beneficiaries" of Transferred Employees for whom a "qualifying event" occurred before the Closing Date. Seller shall have the sole responsibility for "continuation coverage" benefits provided for all Employees of Seller and "qualified beneficiaries" of Employees of Seller for whom a "qualifying event" has occurred on or prior to the Closing Date, except to the extent provided in the preceding sentence. Provision of "continuation coverage" to any Employee who declines on or as of the Closing Date to become a Transferred Employee shall be the responsibility of Seller. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA.

         (g) (i) Effective as of the day following the Closing Date, Buyer shall establish a defined benefit pension plan and trust qualified under section 401(a) of the

     Code and tax-exempt under section 501(a) of the Code ("Buyer's Pension Plan") for the benefit of Transferred Employees and each former employee of the Business (and any beneficiary thereof) who has an accrued benefit under the Westinghouse Government Services Group Pension Plan ("Seller's Pension Plan") as of the Closing Date that provides benefits that are substantially comparable to the benefits provided under Seller's Pension Plan. Each Transferred Employee participating in Seller's Pension Plan at the Closing Date shall thereon become a participant in Buyer's Pension Plan. Buyer's Pension Plan trust shall be capable of receiving employee contributions on the first payroll date following the Closing Date. Buyer shall be responsible for all contributions related to these Transferred Employees and former employees accrued after the Closing Date. For purposes of Transferred Union Employees, benefits provided under Buyer's Pension Plan shall be provided in accordance with the IBEW CBA and the AWSE CBA, as applicable. Buyer's Pension Plan may not be terminated, nor may the rate of benefit accruals under Buyer's Pension Plan be reduced, prior to December 31, 2002 (or in the case of Transferred Union Employees, until the expiration date of the applicable CBA).

         (ii) Effective as of the day following the Closing Date, in accordance with the provisions of this Section 6.3(g), Seller shall cause Seller's Pension Plan to transfer to Buyer's Pension Plan, and Buyer shall cause Buyer's Pension Plan to accept from Seller's Pension Plan a transfer of all Liabilities for benefits (including ancillary benefits) accrued under Seller's Pension Plan by the Transferred Employees and by former employees of the Business (or any beneficiary thereof) who have an accrued benefit under Seller's Pension Plan as of the Closing Date, provided, however, that the acceptance of such transfer of Liabilities shall be expressly conditioned on the completion of the initial asset transfer described in
     Section 6.3(g)(iv) below. Upon the completion of such transfer of Liabilities, the former employees of the Business (or any beneficiaries thereof) who have an accrued benefit under Seller's Pension Plan as of the Closing Date, shall become participants in Buyer's Pension Plan. Without limiting the generality of the foregoing, following the Closing Date, Buyer's Pension Plan shall provide to Transferred Employees and to former employees of the Business (or any beneficiary thereof) who have an accrued benefit under Seller's Pension Plan as of the Closing Date all benefits (including ancillary benefits) earned by such individuals under Seller's Pension Plan, up to the Closing Date, as well as any benefits accrued by such individuals under Buyer's Pension Plan after the Closing Date.

         (iii) Buyer shall cause the trustee of the trust established pursuant to Buyer's Pension Plan to accept the transfers of assets described below from the trust(s) established pursuant to Seller's Pension Plan in a total amount determined in accordance with the remainder of this Section 6.3(g). In no event shall the total amount so transferred be less than the amount which is necessary to satisfy the requirements of section 414(l) of the Code.

         (iv) At such time as is permitted pursuant to Section 6.3(g)(ix), Seller shall cause an initial transfer in cash of the assets from Seller's Pension Plan to Buyer's Pension Plan, and Buyer shall cause Buyer's Pension Plan to accept such transfer (the date on which such transfer occurs is referred to as the "Initial Transfer Date"). The amount of such cash transfer shall be at least 85% of the estimate of the "414(l)

     Amount." The 414(l) Amount is defined as the assets allocated as of the Closing Date with respect to the Transferred Employees and each former employee of the Business (and any beneficiary thereof) who has an accrued benefit under Seller's Pension Plan as of the Closing Date under the safe harbor rules of section 414(l) of the Code. The value of benefit liabilities taken into account for purposes of the calculation of the 414(l) Amount shall be determined using the traditional unit credit cost method and the actuarial assumptions and procedures set forth on Annex 8 and based on the January 1, 2002 valuation of Seller's Pension Plan completed by the enrolled actuary for Seller's Pension Plan ("Seller's Actuary"), as projected to the Closing Date, in accordance with the requirements of section 414(l) of the Code. For purposes of the calculation of the 414(l) Amount, the value of the assets of Seller's Pension Plan shall include (A) those assets allocated to Seller's Pension Plan under the trust(s) established pursuant to Seller's Pension Plan at market value on the Closing Date as determined by the Plan's Trustee, Mellon Bank, (B) any receivable employer contributions attributable to the 2001 plan year that were taken into account by Seller's Actuary for the purpose of determining the charges and credits to the Funding Standard Account of Seller's Pension Plan for the 2002 plan year, under section 412(b) of the Code, in the January 1, 2002 actuarial valuation of Seller's Pension Plan, and that remain unpaid as of the Closing Date, (C) any receivable employer contributions attributable to the 2002 plan year that remain unpaid as of the Closing Date, as determined in accordance with Section 6.3(g)(xi), and
     (D) any assets to the extent required by Section 6.3(g)(xii). The provisions of this Section 6.3(g)(iv) shall be subject to the provisions of
     Section 6.3(g)(xv).

         (v) As soon as administratively feasible following the initial transfer of assets as described in Section 6.3(g)(iv), but in no event more than 180 days thereafter, Seller shall cause Seller's Actuary to determine reasonably and in good faith the final 414(l) Amount and shall cause a final transfer in cash of the assets from the trust(s) established pursuant to Seller's Pension Plan to the trust established pursuant to Buyer's Pension Plan. The amount of the final cash transfer of the assets shall be the 414(l) Amount as adjusted for gains and losses pursuant to Section 6.3(g)(viii) and reduced by (A) the amount of the initial transfer pursuant to Section 6.3(g)(iv), (B) the amount of any payments made to any Transferred Employee or any former employee of the Business (or any beneficiary thereof) who has an accrued benefit under Seller's Pension Plan as of the Closing Date by Seller's Pension Plan pursuant to Section 6.3(g)(vi) and (C) any administrative expenses of Seller's Pension Plan (including, without limitation, PBGC premiums attributable to the Transferred Employees or former employees of the Business) paid or incurred after the Closing Date. Seller shall be responsible for the payment of all fees and expenses incurred by Seller or Seller's Plan in the calculation and transfer of the 414(l) Amount to the extent such fees and expenses are not paid from the assets of Seller's Pension Plan. Buyer shall be responsible for the payment of all fees and expenses incurred by Buyer in connection with this Section 6.3(g). Buyer shall be given reasonable access to all of Seller's and Seller's Actuary's work papers and calculations used in determining the 414(l) Amount, including all data underlying the actuarial and other assumptions applied therein. The determination of the 414(l) Amount by Seller's Actuary shall be subject to review by the enrolled actuary for Buyer's Pension Plan ("Buyer's Actuary"). Within 60 days following receipt by Buyer of the determination of the 414(l) Amount by Seller's Actuary, Buyer shall deliver written notice (a "Dispute

     Notice") to Seller of any dispute that Buyer has with respect to the determination of the 414(l) Amount. In the event that Buyer does not deliver a Dispute Notice to Seller within such 60-day period, the determination of the 414(l) Amount by Seller's Actuary shall become final and binding upon the parties. If Buyer does give a Dispute Notice within such 60-day period, Buyer and Seller shall cause Buyer's Actuary and Seller's Actuary, respectively, to negotiate in good faith to resolve such dispute. If Buyer's Actuary and Seller's Actuary, notwithstanding such good faith effort, shall fail to resolve such dispute within 30 days after Buyer delivers its Dispute Notice, then Buyer and Seller shall jointly engage a reputable actuarial firm acceptable to Buyer and Seller (the "Actuarial Arbitration Firm") to resolve such dispute. All determinations made by the Actuarial Arbitration Firm shall be final and binding on the parties. Buyer and Seller and their respective pension plans shall share equally the fees and expenses of the Actuarial Arbitration Firm.

         (vi) From and after the Closing Date until the initial transfer of assets pursuant to Section 6.3(g)(iv), any benefit payable to a Transferred Employee or a former employee of the Business (or any beneficiary thereof) who has an accrued benefit under Seller's Pension Plan as of the Closing Date shall be paid and continue to be paid out of Seller's Pension Plan. On and after the date of the initial transfer of assets under Section 6.3(g)(iv), any such benefits shall be paid from Buyer's Pension Plan.

         (vii) The assets transferred pursuant to Section 6.3(g)(iv) and Section 6.3(g)(v) shall be in cash, and Buyer shall cause Buyer's Pension Plan to accept such transfer.

         (viii) All amounts to be transferred between the trust(s) established pursuant to Seller's Pension Plan and the trust established pursuant to Buyer's Pension Plan pursuant to this Section 6.3(g) shall include investment gains or losses on the 414(l) Amount from the Closing Date, as follows:

               (A) With respect to the period from the Closing Date to the Initial Transfer Date, investment gains and losses shall mean the aggregate net investment experience of the transferor plan during such period; and

               (B) With respect to the period from the Initial Transfer Date to and including the day preceding the final transfer of assets pursuant to Section 6.3(g)(v) or, if applicable, the date of any payment made pursuant to Section 6.3(g)(xiii), 6.3(g)(xiv) or 6.3(g)(xv), investment gains and losses shall mean the interest credited during such period on one-year LIBOR securities during the one-month period ending on the last day of the month preceding the Closing Date ("the LIBOR Rate") regardless of the actual investment experience of Seller's Pension Plan.

         (ix) Notwithstanding any provision of this Section 6.3(g) to the contrary, except as otherwise provided in this Section 6.3(g)(ix), Seller's obligation to cause each transfer of assets from Seller's Pension Plan to Buyer's Pension Plan is subject to the receipt by Seller of, and Seller shall have no obligation to cause any such transfer to occur unless Seller has received: (A) evidence reasonably satisfactory to it that Buyer has timely completed all Governmental Authority filings or submissions needed in order for Buyer's Pension Plan to receive a transfer of assets from Seller's Pension Plan; and (B)(I) a current and valid favorable IRS determination letter with respect to Buyer's Pension Plan, or (II) a representation from Buyer that Buyer's Pension Plan is intended to so qualify and that Buyer will timely file an application for such favorable determination letter with respect to Buyer's Pension Plan with the IRS and make any and all necessary amendments on a retroactive basis to Buyer's Pension Plan as are required by the IRS to obtain such favorable determination. Notwithstanding the foregoing, Seller may, on and after the 30th day following the Closing Date, cause to occur the transfer described in Section 6.3(g)(iv) without having received the materials described in the preceding sentence, and any such transfer described in this sentence shall not excuse Buyer from its obligations pursuant to the preceding sentence.

         (x) Subject to the terms of the Novation Agreements, any existing Cost Accounting Standard prepayment credit, per Cost Accounting Standard 9904-412-30(a)(23), as of the Closing Date shall be allocated between Buyer's Pension Plan and Seller's Pension Plan in a manner agreed upon by Buyer and Seller, but not in conflict with Cost Accounting Standard 9904-413 requirements.

         (xi) For the purposes of determining the 414(l) Amount, the assets of Seller's Pension Plan shall include an amount equal to the excess, if any, of (A) the product of (I) the minimum required employer contribution for the 2002 plan year, as determined by Seller's Actuary in the actuarial valuation of Seller's Pension Plan as of January 1, 2002 and (II) a fraction, the numerator of which shall be the number of calendar months of 2002 ending prior to the Closing Date and the denominator of which shall be 12, over (B) the amount of employer contributions made to Seller's Pension Plan in 2002, excluding any contributions that have been taken into account as of the close of the 2001 plan year for purposes of section 412 of the Code. For purposes of this Section 6.3(g)(xi), the term "minimum required employer contribution" shall mean that amount required to be contributed, or to be deemed to have been contributed, on or before December 31, 2002, in order to avoid an "accumulated funding deficiency" within the meaning of section 412(a) of the Code, determined without regard to any transaction provided for in this Section 6.3(g), and determined without regard to the contribution required pursuant to the next following sentence. In addition, Seller shall contribute to Seller's Pension Plan on or prior to the Closing Date an additional $2,900,000, which amount also shall be included in the assets of Seller's Pension Plan for purposes of determining the 414(l) Amount.

         (xii) In the event that any of the $9,813,333 (representing the sum of $8,000,000 and $1,813,333 listed by Seller in its plan assets section of its disclosures pursuant to FAS 87 as of February 1, 2002 as "Rough estimate of non-governmental top-up for WGS pension plan and executive plan" and "Estimated receivable investment earnings" respectively) is received by the trust established pursuant to Seller's Pension Plan prior to the final 414(l) transfer contemplated in Section 6.3(g)(v), such amount received up to a maximum of $9,813,333 shall be included in plan assets for purposes of the calculation of the 414(l) Amount. Furthermore, provided that the amount received into Seller's Pension Plan Trust exceeds $9,813,333, an amount equal to the lesser of

     (A) such excess or (B) interest on $9,813,333 at the LIBOR Rate from February 1, 2002 to the date of receipt into Seller's Pension Plan Trust, shall also be included in plan assets for purposes of the calculation of the 414(l) Amount.

         (xiii) In the event that an amount less than the $9,813,333 plus interest contemplated in Section 6.3(g)(xii) is included in plan assets for purposes of the calculation of the 414(l) Amount under Section 6.3(g)(v), Buyer and Seller agree that such shortfall plus interest from February 1, 2002 at the LIBOR Rate at the time of payment shall be carried forward into the future and identified as the "Top-Up Amount." To the extent that Seller's Pension Plan receives contributions before September 1, 2003 related to collection of the "Rough estimate of non-governmental top-up for WGS pension plan and executive plan" and "Estimated receivable investment earnings," such received amounts will be applied towards satisfaction of the Top-Up Amount when received. Promptly upon receipt of cash applicable to the Top-Up Amount, Seller's Actuary will recalculate the 414(l) Amount including such Top-Up Amount in the Assets of the Seller's Pension Plan, and subtract from such amount the 414(l) Amount previously calculated. Seller will pay or cause Seller's Pension Plan to transfer and Buyer will cause Buyer's Pension Plan to receive such transfer as soon as practical following its calculation. To the extent that Seller's Pension Plan does not receive sufficient cash specified above to satisfy the Top-Up Amount by September 1, 2003, any remaining Top-Up Amount will be deemed to expire and will have no further effect on Seller's Pension Plan.

         (xiv) In the event any Top-Up Amount expires on September 1, 2003 pursuant to Section 6.3(g)(xiii), Seller will pay to Buyer and Buyer will simultaneously contribute to Buyer's Pension Plan an amount of cash equal to the amount calculated by Seller's Actuary by recalculating the 414(l) Amount including such expired Top-Up Amount in the Assets of Seller's Pension Plan, and subtracting the 414(l) Amount previously calculated.

         (xv) In no event shall the amount of the asset transfer from Seller's Pension Plan to Buyer's Pension Plan exceed the amount that Seller's Actuary determines as the maximum amount that may be transferred in compliance with section 414(l) of the Code, provided, however, that any such determination shall be subject to the dispute resolution procedures set forth in Section 6.3(g)(v). In the event that no portion of the Top-Up Amount expires in accordance with Section 6.3(g)(xiii) but, because of a determination made in accordance with the first sentence of this Section 6.3(g)(xv), the amount of assets actually transferred from Seller's Pension Plan to Buyer's Pension Plan in accordance with Sections 6.3(g)(iv), 6.3(g)(v) and 6.3(g)(xiii) is less than the recalculated 414(l) Amount determined in accordance with Section 6.3(g)(xiii), then Seller shall pay to Buyer on September 1, 2003, and Buyer shall simultaneously contribute to Buyer's Pension Plan, an amount equal to the excess of such recalculated 414(l) Amount, adjusted for interest to September 1, 2003 in accordance with Section 6.3(g)(viii), over the sum of the amounts transferred in accordance with Sections 6.3(g)(iv), 6.3(g)(v) and 6.3(g)(xiii), each as adjusted for interest to September 1, 2003 in accordance with Section 6.3(g)(viii). In the event that any portion of the Top-Up Amount expires in accordance with Section 6.3(g)(xiii) and, because of a determination made in accordance with the first sentence of this Section 6.3(g)(xv), the sum of (A) the amount of assets actually transferred from Seller's Pension Plan to Buyer's Pension Plan in accordance with Sections 6.3(g)(iv), 6.3(g)(v) and 6.3(g)(xiii), plus (B) the amount paid by Seller to Buyer pursuant to Section 6.3(g)(xiv) is less than the recalculated 414(l) Amount determined in accordance with Section 6.3(g)(xiv), then, in addition to the amount required to be paid in accordance with Section 6.3(g)(xiv), Seller shall pay to Buyer on September 1, 2003, and Buyer shall simultaneously contribute to Buyer's Pension Plan, an amount equal to the excess of such recalculated 414(l) Amount, adjusted for interest to September 1, 2003 in accordance with Section 6.3(g)(viii), over the sum of (A) the amounts transferred in accordance with Sections 6.3(g)(iv), 6.3(g)(v) and 6.3(g)(xiii), each as adjusted for interest to September 1, 2003 in accordance with Section 6.3(g)(viii), plus (B) the amount paid by Seller to Buyer in accordance with Section 6.3(g)(xiv).

         (h) Buyer shall establish a defined contribution pension plan qualified under section 401(a) of the Code ("Buyer's 401(k) Plan") for the benefit of Transferred Employees and each terminated employee of the Business (and any beneficiary thereof) who has an accrued benefit under the Westinghouse Government Services Group Savings Plan ("Seller's 401(k) Plan") as of the day following the Closing Date that provides benefits that are substantially comparable to the benefits provided under Seller's 401(k) Plan. For purposes of Transferred Union Employees, benefits provided under Buyer's 401(k) Plan shall be provided in accordance with the IBEW CBA and the AWSE CBA, as applicable. As soon as administratively feasible following the Closing Date, Buyer shall cause the trustee of the trust established pursuant to Buyer's 401(k) Plan to accept a transfer of assets and Liabilities, including outstanding loan notes and an in-kind transfer of amounts held in participant-directed brokerage accounts, from the trust established pursuant to Seller's 401(k) Plan. Buyer's 401(k) Plan may not be terminated nor may employer contributions thereunder be reduced prior to December 31, 2002 (or in the case of Transferred Union Employees, until the expiration date of the applicable CBA). Notwithstanding the foregoing, in no event shall Seller cause the trustee of the trust established pursuant to Seller's 401(k) Plan to transfer any assets and Liabilities to the trust established pursuant to Buyer's 401(k) Plan until Seller has received from Buyer
(i) a current and valid favorable IRS determination letter with respect to Buyer's 401(k) Plan or (ii) a representation from Buyer that Buyer will timely file an application for such favorable determination letter with respect to Buyer's 401(k) Plan with the IRS and make any and all necessary amendments on a retroactive basis to Buyer's 401(k) Plan as are required by the IRS to obtain such favorable determination. Notwithstanding the foregoing, Buyer may adopt and become a participating employer in Seller's 401(k) Plan for the period beginning with the Closing Date and ending December 31, 2002. During this period, the Transferred Employees who remain employed by Buyer who would be eligible for Seller's 401(k) Plan but for the transaction contemplated by this Agreement will be entitled to participate in Seller's 401(k) Plan. Buyer will promptly pay to Seller's 401(k) Plan or reimburse Seller for all before-tax, after-tax, and matching contributions made on behalf of employees.

         (i) Effective as of the day following the Closing Date, Buyer shall assume all Liabilities under the Westinghouse Government Services Executive Pension Plan ("Seller's SERP") related to the Transferred Employees and former employees of the Business. Buyer shall establish a non-qualified supplemental executive retirement plan ("Buyer's SERP") for the benefit of such Transferred Employees and former employees of the Business. With respect to benefits accrued after the Closing Date (if any), Buyer's SERP shall provide benefits that are substantially comparable to the benefits provided to eligible Transferred Employees and former employees of the Business under Seller's SERP as of the Closing Date. Seller acknowledges that all benefit accruals under Seller's SERP have been frozen since June 30, 2001, and that no additional benefits have accrued thereunder since that date. Buyer agrees that vested accrued benefits of Transferred Employees under Buyer's SERP may not be reduced.

         (j)(i) Effective as of the day following the Closing Date, Buyer shall assume all Liabilities under Seller's post-retirement welfare benefit plan related to the Transferred Employees, former employees of the Business, their spouses, and their dependents ("PRB Participants"), except as otherwise provided in Section 6.3(j)(ii). Buyer shall establish a post-retirement welfare benefit plan ("Buyer's PRB Plan") for the benefit of PRB Participants that provides benefits that are substantially comparable to the benefits provided under Seller's post-retirement welfare plan . Buyer's PRB Plan will provide that the benefits payable under such Plan will be offset by the benefits provided under the Seller's PRB Plan (as described in Section 6.3(j)(ii) below). For purposes of Transferred Union Employees, benefits provided under Buyer's PRB Plan shall be provided in accordance with the IBEW CBA and the AWSE CBA. Benefits under Buyer's PRB Plan may not be decreased or terminated prior to December 31, 2002 (or in the case of Transferred Union Employees, until the expiration date of the applicable CBA) (the "Benefits Maintenance Period").

         (ii) Effective as of the day after the Closing Date, Seller shall establish a new post-retirement welfare benefit plan, or amend Seller's existing post-retirement welfare benefit plan ("Seller's PRB Plan"), to provide post-retirement welfare benefit coverage, for each calendar year thereafter, to PRB Participants. Such coverage shall be limited in each calendar year to the lesser of (A) 30% of the benefits payable (on a cash basis) in such year by Buyer's PRB Plan to PRB Participants determined without regard to this Section 6.3(j)(ii) or (B) the amount shown for such year in Column E of Annex 9, as such amount may be adjusted from time to time pursuant to this subsection (j)(ii) (the "NGAP Schedule"). Seller may amend Seller's PRB Plan after the Benefits Maintenance Period to conform to the Buyer's PRB Plan as applicable to the Business after the Benefits Maintenance Period. Seller's payment obligations under the Seller's PRB Plan, as adjusted as described below, shall be the only obligation of Seller to PRB Participants (or to Buyer) with respect to post-retirement welfare benefits. Buyer shall indemnify Seller for any liability to PRB Participants for all post-retirement welfare benefits other than obligations of Seller under the Seller's PRB Plan as described in this subsection (ii) and subsection (iii) below. The payment obligations of Seller under the NGAP Schedule shall be actuarially adjusted downward in the event of an "actuarial gain" (as defined below) arising from any of the following events (a "FAS 106 Event") (whether applicable to some or all of the PRB Participants): (A) a change in the benefit design (including but not limited to any reduction of benefit levels or reduction or freezing of the employer portion of benefit costs) or plan termination by Buyer of the Buyer's PRB Plan applicable to PRB Participants (e.g., in the event of a termination of the Buyer's PRB Plan, the NGAP Schedule shall be reduced to zero), (B) an increase in the contribution rate paid (other than an increase proportionate to an increase in overall plan costs or an increase provided under Seller's PRB Plan as in existence immediately before the Closing Date) by PRB Participants instituted by Buyer under the Buyer's PRB Plan, (C) the enactment of legislation which reduces or eliminates the requirement of Buyer to provide retiree benefits under the Buyer's PRB Plan, (D) a sale or other disposition of all or a portion of the assets related to the Business, (E) a closing of a plant or plants by Buyer or (F) an event triggering a notice requirement under WARN. Such adjustment shall be made as of the January 1 following the calendar year in which the FAS 106 Event occurs. Actuarial gain for purposes of this Section 6.3(j)(ii) shall be determined by Seller's Actuary, on the basis of the actuarial assumptions used by Seller for the determination of its "accumulated postretirement benefit obligation" (as such term is defined) under FAS 106 for Seller's fiscal year that includes the date of adjustment, but such determination shall be subject to the dispute resolution procedures described in Section 6.3(g)(v), which procedures shall be applied by substituting "determination of actuarial gain" for "determination of the 414(l) Amount" in each place that it appears. Such gain shall be determined with respect to the Seller's PRB Plan as if the FAS 106 Event applied to the Seller's PRB Plan to the same extent and as of the same date it applied to the Buyer's PRB Plan and shall be measured by the percentage change between the present value, as calculated pursuant to FAS 106, of post-retirement benefit obligations with respect to PRB Participants under Seller's PRB Plan immediately before and immediately after the FAS 106 Event. If the FAS 106 Event results in a decrease in present value, an actuarial gain shall have occurred, and the NGAP Schedule (as subsequently modified pursuant to this Section 6.3(j)(ii)) (the "Existing Schedule") shall be multiplied by such percentage change to create a new NGAP Schedule (the "Revised Schedule") to be used on a prospective basis. In no event shall any actuarial losses in connection with the Buyer's PRB Plan (other than arising in connection with a FAS 106 Event which results in a net actuarial gain) offset any actuarial gains as calculated under this Section 6.3(j)(ii). In no event shall the NGAP Schedule ever be increased, except to the extent required by a final non-appealable court order or as otherwise agreed to by the parties, but in any event the NGAP Schedule shall not be increased above the amount as in effect immediately prior to the change which triggered the reduction in question. Any payment made by Seller hereunder that exceeds a payment obligation for any year based on a Revised Schedule shall be utilized to reduce a future payment obligation under the Revised Schedule.

         (iii) Buyer and Seller shall cooperate with each other so that, to the maximum extent practicable, benefits under the Seller's PRB Plan and the Buyer's PRB Plan as applicable to PRB Participants shall be paid and administered by Buyer or through the third-party service provider to be selected by Buyer, subject to consent of Seller, not to be unreasonably withheld, and Seller shall reimburse Buyer promptly on an annual basis upon receipt of an invoice for such benefit payments, subject to the limits provided in Section 6.3(j)(ii) above. Any expenses allocable to Seller under such arrangement (including actuarial fees and expenses) shall reduce Seller's payment obligation under the Seller's PRB Plan as reflected by the NGAP Schedule on a dollar-for-dollar basis. Buyer shall notify Seller within 30 days after any FAS 106 Event and shall cooperate with Seller in providing data and other necessary information to determine any adjustments in the NGAP Schedule.

         (k) Buyer shall establish a severance plan or plans for the benefit of Transferred Employees that provides benefits that are no less than the benefits that would have been payable to Transferred Employees as of the Closing Date under Seller's severance plans. For purposes of Transferred Union Employees, benefits under Buyer's severance plan or plans shall be provided in accordance with the IBEW CBA and AWSE CBA. Benefits under Buyer's severance plan or plans may not be decreased nor terminated prior to December 31, 2002 (or in the case of Transferred Union Employees, until the expiration date of the applicable CBA).

         (l) With respect to workers' compensation claims, from and after the Closing Date, (i) Seller shall remain solely responsible for all workers' compensation claims of any Transferred Employee that relate entirely to an accident that occurred or injury that was identifiably sustained on or prior to the Closing Date, regardless of whether such claims are filed by such Transferred Employee before or after the Closing Date and (ii) Buyer shall assume and become solely responsible for all other workers' compensation claims of any Transferred Employee (including (A) injuries identifiably sustained by Transferred Employees after the Closing Date that are aggravations or reinjuries of injuries or illnesses that were sustained on or before the Closing Date and
(B) treatment after the Closing Date required by Transferred Employees following complete recovery from injuries sustained on or before the Closing Date).

         (m) Seller shall use reasonable best efforts to furnish to Buyer after the date hereof a list of former employees of the Business for which Buyer shall be responsible pursuant to Section 6.3(j).

         6.4 WARN Liability. Buyer shall be responsible for any Liabilities under WARN for the Transferred Employees to the extent WARN thresholds are exceeded as a result of action taken by Buyer after the Closing Date with respect to the Transferred Employees; provided, however, that Seller shall be responsible for any Liabilities to the Employees under WARN that result entirely from actions taken by Seller prior to the Closing Date.

         6.5 Employee Termination. Buyer will be solely responsible for, and will indemnify, defend and hold harmless each Seller Indemnitee from and against, any and all Losses arising out of or in connection with an actual or alleged termination of employment (or constructive termination of employment) of any of the Transferred Employees by Buyer after the Closing Date, or with respect to the Employees on leave and receiving workers' compensation benefits or long-term disability benefits, their applicable hire date, and/or in connection with the closing of any facility by Buyer on or after the Closing Date. In the event that any such claim, demand or cause of action is asserted against Seller, Buyer's related indemnification obligations will be subject to the general indemnification provisions set forth in ARTICLE VIII. Any provision of this Section 6.5 to the contrary notwithstanding, Buyer will in no event be liable to Seller for the claims of any Employee who is not a Transferred Employee except with respect to claims premised on (a) any action or inaction of Buyer on or after the Closing Date and/or (b) Buyer's failure to extend to such Employee a good faith offer of employment, as contemplated by the terms of this Agreement.

         6.6 No Third Party Beneficiaries. The provisions of ARTICLE VI shall not be construed as being for the benefit for any Person other than the parties hereto, and shall not be enforceable by Persons other than such parties (including the Transferred Union Employees and Transferred Non-Union Employees).



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


                                  ARTICLE VII
                              CONDITIONS TO CLOSING

         7.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible) at or prior to the Closing of the following conditions:

         (a) HSR Act. The waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act shall have expired or been terminated.

         (b) No Injunction or Restraints. There shall not be in effect any Law which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

         (c) NRC Arrangements. Seller and Buyer shall have entered into an agreement or made arrangements satisfactory to Seller to comport with the statements, representations and commitments set forth in correspondence dated October 18, 2002 and October 23, 2002 among Seller, Buyer and the NRC.

         7.2 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

         (a) Representations and Warranties. (i) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects on the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

         (ii) Each of the representations and warranties in this Agreement that contains an express materiality or Material Adverse Effect qualification, shall have been accurate in all respects on the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made.

         (b) Covenants. All covenants and agreements of Seller required to be performed or complied with on or prior to the Closing (considered collectively), and each such covenant and agreement (considered individually), shall have been duly performed and complied with in all material respects.

         (c) Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Buyer, all of the deliverables required by Section 2.6(b).

         (d) Post-Closing Benefits Arrangements. The Buyer shall have entered into a transition services agreement providing for the continuation after the Closing Date of payroll and benefit plan administration services furnished to the Division by Seller, independent contractors of Seller or WEC on the date hereof.



                                       52

         7.3 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

         (a) Representations and Warranties. Each of the representations and warranties of Buyer made in ARTICLE IV shall be true and correct in all material respects when made and as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case the representation or warranty only need be true and correct as of the specified date).

         (b) Covenants. All covenants and agreements of Buyer required to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

         (c) Closing Deliveries. Buyer shall have delivered, or caused to be delivered, to Seller, all of the deliverables required by Section 2.6(c).

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Survival of Representations, Warranties, Covenants and Agreements.

         (a) The representations and warranties of Seller contained in ARTICLE III and the representations and warranties of Buyer contained in ARTICLE IV are made only as of the date of this Agreement and as of the Closing Date. The representations and warranties of Seller shall expire for all purposes at 12:01 a.m., Eastern Standard Time, on the date that is 18 months following the Closing Date, except that Seller's representations and warranties contained in (i) Sections 3.15 and 3.25 shall survive until the third anniversary of the Closing Date, (ii) Section 3.16 shall survive until the fifth anniversary of the Closing Date and (iii) Sections 3.1, 3.2, 3.7 and 3.17(a) (with respect only to clause
(i) of the second sentence thereof) shall not expire. The covenants and agreements contained in this Agreement, except as otherwise expressly provided herein, shall survive the Closing in accordance with their terms; provided, however, that the covenants and agreements contained in Sections 5.1, 5.2(a), 5.3(a) and 5.3(b) shall terminate on the Closing Date. Without limiting the foregoing, except solely as and to the extent provided in Sections 8.1(b) and 8.2, from and after the expiration of any such representation, warranty, covenant or agreement of Seller, such representation, warranty, covenant or agreement shall be of no further force or effect, and Buyer shall not, and shall cause each other Buyer Indemnitee not to, assert any claim or bring any legal action, suit or proceeding based upon any inaccuracy in or breach of, or any breach of any obligation in respect of, or any other claim with respect to, such representation, warranty, covenant or agreement.

         (b) All claims for indemnification under Section 8.2 with respect to the representations and warranties contained herein must be asserted on or prior to the date of expiration of such representations and warranties set forth in
Section 8.1(a), by the transmittal of written notice to Seller on or prior to such date of expiration in accordance with Section 8.3(a),




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


and all legal actions, suits or proceedings with respect to such claims must be brought within 60 days after such date of expiration.

         8.2 Indemnification. Subject to the terms, conditions and limitations set forth in this ARTICLE VIII, from and after the Closing:

         (a) Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (each, a "Buyer Indemnitee") from and against any Losses actually incurred or sustained by any Buyer Indemnitee arising out of or resulting from:

         (i) any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement;

         (ii) the failure to perform any covenant or agreement of Seller set forth in this Agreement or any of the Ancillary Agreements;

         (iii) any Excluded Liability;

         (iv) the failure to comply with the Laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the Transfer of the Purchased Assets to Buyer;

         (v) all Liabilities for Taxes payable by Seller pursuant to Section 5.10(a); and

         (vi) any claim asserted by CIBC World Markets Corp. in connection with the transactions contemplated herein.

         (b) Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and each of the directors, officers, employees and agents of Seller and such Affiliates (each, a "Seller Indemnitee") from and against any Losses actually incurred or sustained by any Seller Indemnitee arising out of or resulting from:

         (i) any breach of or inaccuracy in any representation or warranty of Buyer in this Agreement;

         (ii) the failure to perform any covenant or agreement of Buyer set forth in this Agreement or any of the Ancillary Agreements in any material respect;

         (iii) any Assumed Liability;

         (iv) any Third Party Claims (including claims, actions, suits or proceedings of Governmental Authorities) against any Seller Indemnitee arising under Environmental Laws to the extent such claims arise as a consequence of any contribution to or exacerbation of conditions on or under the real property at the Cheswick Facility or the Mount Pleasant Facility by Buyer or any of its Affiliates after the Closing Date; and

         (v) any claims with respect to benefit payments or account balances paid or to be paid by Buyer's Pension Plan, Buyer's 401(k) Plan, Buyer's SERP or Buyer's PRB




                                       54

     Plan, to any Transferred Employee or former employee (or any dependent or beneficiary of any such Transferred Employee or former employee) of the Business who was a participant in Seller's Pension Plan, Seller's 401(k) Plan, Seller's SERP or Seller's PRB Plan, and on whose behalf assets, account balances or Liabilities were transferred to Buyer's Pension Plan, Buyer's 401(k) Plan, Buyer's SERP or Buyer's PRB Plan pursuant to Section 6.3.

         8.3 Indemnification Procedures. All claims for indemnification under this ARTICLE VIII shall be asserted and resolved as set forth in this Section 8.3.

         (a) Notice. In the event that (i) any Third Party Claim is made or commenced against any Indemnitee that (if prosecuted successfully) would be, or such Indemnitee discovers facts that such Indemnitee or its Related Party believes would otherwise be, a matter for which such Indemnitee is entitled to indemnification under this ARTICLE VIII and (ii) a claim for indemnification under this ARTICLE VIII (an "Indemnification Claim") is to be made against the party hereto from which indemnification is sought (the "Indemnifying Party"), such Indemnitee or Related Party shall promptly deliver a written notice to such Indemnifying Party requesting such indemnification and specifying in reasonable detail the basis on which indemnification is sought. Such notice, if related to a Third Party Claim, shall contain or be accompanied by such other material information as such Indemnitee and such Related Party shall have concerning such Third Party Claim. Such notice shall be so given promptly after such Related Party has actual knowledge of any Third Party Claim or such facts, provided that any failure or delay in giving such notice as so provided shall not relieve such Indemnifying Party of its indemnification and other obligations under this
ARTICLE VIII except to the extent that such failure or delay results in a failure or delay of actual notice to such Indemnifying Party and such Indemnifying Party is thereby prejudiced or damaged.

         (b) Indemnification Disputes. If the Indemnifying Party notifies such Indemnitee or Related Party that such Indemnifying Party believes that it is not required to indemnify such Indemnified Party in respect of all or part of any such Indemnification Claim, at the request of such Indemnifying Party or such Related Party, such Indemnifying Party and such Related Party shall meet to discuss the Indemnification Claim made and such Indemnifying Party's reason for such belief. Such Indemnifying Party and such Related Party shall use their commercially reasonable efforts to attempt in good faith to resolve any dispute remaining after such meeting within 45 days from the date such Indemnified Party delivers such notice. Such Indemnified Party or Related Party shall not commence any legal action, suit or proceeding with respect to such Indemnification Claim prior to the expiration of such 45-day period; provided the Indemnitee may commence such legal action, suit or other proceeding during such period if necessary to prevent such Indemnification Claim from being barred under any applicable statute of limitations. If such Indemnifying Party and such Related Party are unable to resolve such dispute as to such Indemnification Claim to their mutual satisfaction, such Indemnitee or Related Party must commence any legal action, suit or other proceeding against such Indemnifying Party with respect to such Indemnification Claim on or prior to the date that is 180 days from the date the Indemnifying Party delivers such notice.

         (c) Defense of Third Party Claims. (i) In the event that any Third Party Claim is made or commenced and an Indemnification Claim is delivered hereunder, the




                                       55

     Indemnifying Party shall have 30 days from receipt of the Indemnification Claim (the "Notice Period") to notify the Indemnitee whether or not the Indemnifying Party will elect to assume the defense and management of such Third Party Claim, and prior to such time as it has been notified by the Indemnifying Party as to its intention, the Indemnitee shall take all reasonable actions to preserve its defenses. Election of the Indemnifying Party to defend and manage a Third Party Claim shall not be construed to be an admission as to liability for indemnification hereunder. All costs and expenses incurred by the Indemnifying Party in defending and managing such Third Party Claim shall be a Liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a Liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Section 8.4. In the event that the Indemnifying Party notifies the Indemnitee within the Notice Period of its election to assume such defense and management, then such Indemnitee shall permit such Indemnifying Party to assume and control such defense and management, at such Indemnifying Party's expense, and such Indemnifying Party shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense or management of such Third Party Claim (other than reasonable out-of-pocket costs of investigation). If such Indemnitee desires to participate in any such defense and management, it may do so at its sole cost and expense. The Indemnitee shall not settle, admit or in any other way materially prejudice a Third Party Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party. Notwithstanding the foregoing, the Indemnitee shall have the sole right to defend, settle or compromise any Third Party Claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement.

         (ii) If the Indemnifying Party elects not to defend the Indemnitee against such Third Party Claim, then the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and may only consent to the entry of any judgment upon, or settle or compromise, any such Third Party Claim with the prior written consent of the Indemnifying Party. The amount required to be paid in respect of any such Third Party Claim, or, if the same be contested by the Indemnitee, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the Liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 8.4. If the Indemnifying Party has elected to assume the defense and management of such Third Party Claim pursuant to Section 8.3(c)(i), such Indemnifying Party shall be entitled to consent to the entry of any judgment upon, or enter into any settlement or compromise of, such Third Party Claim, which judgment, settlement or compromise shall be binding upon such Indemnitee without such Indemnitee's consent, provided that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise that provides for injunctive or non-monetary relief affecting such Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release of all liability with respect to such Third Party Claim, without the prior written consent of such Indemnitee, which consent shall not be unreasonably withheld or delayed.




                                       56

         (iii) Such Indemnitee and such Related Party, on the one hand, and such Indemnifying Party, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense and management of any Third Party Claim, and render such assistance to each other as may be reasonably requested in order to ensure the proper and adequate defense and management thereof, including making available records relating to such Third Party Claim and furnishing, without expense to such Indemnifying Party, such employees of the Indemnitee and such Related Party as may be reasonably necessary for the preparation of such defense and management or for testimony as witnesses.

         (d) Notwithstanding the foregoing provisions of this ARTICLE VIII, the parties agree that Buyer shall assume the defense and management of the EdF Claim, at Seller's expense. Buyer, as Indemnitee, shall act reasonably and in accordance with its good faith business judgment with respect to the EdF Claim, and may only consent to the entry of any judgment upon, settle, compromise, admit or in any other way materially prejudice the EdF Claim with the prior written consent of Seller (which consent shall not be unreasonably withheld). The amount required to be paid in respect of the EdF Claim, or, if the same be contested by Buyer, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the Liability of Seller, subject to the limitations set forth in
Section 8.4. Seller shall have the right to participate in the defense and management of the EdF Claim at its sole cost and expense. Except as modified by this Section 8.3(d), the other provisions of this ARTICLE VIII shall apply with respect to the EdF Claim.

         8.4 Limitation of Liability.

         (a) Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnifying Party to indemnify the Indemnitee against any Losses shall be limited to claims for indemnification with respect to which the Indemnitee has given to the Indemnifying Party written notice thereof at or prior to the survival date as set forth in Section 8.1. The written notice referred to in the previous sentence must state the basis of the claim for indemnification with reasonable specificity, including the Section or Sections of this Agreement alleged to have been breached, or the Section or Sections of this Agreement where the Liability for which indemnification is sought is assigned to or assumed by the Indemnifying Party.

         (b) In no event shall Seller be liable for indemnification pursuant to
Section 8.2(a)(i), 8.2(a)(ii) or 8.2(a)(iv) (excluding, for this purpose, liability for indemnification for breach of Seller's covenants in Sections 5.8 and 5.10) unless and until the aggregate of all Losses which are incurred or suffered by Buyer exceeds $250,000, in which case Buyer shall only be entitled to indemnification for such Losses in excess of $250,000, provided that: (i) the foregoing threshold shall not apply to claims made under Section 8.2(a)(i) for Environmental Losses incurred by Buyer in respect of any Environmental Condition that arose by reason of a breach of a representation in Section 3.16; (ii) Seller shall not be required to make payments for indemnification pursuant to
Section 8.2(a) in an aggregate amount in excess of $20,000,000; and (iii) the foregoing limitations shall not apply to any Losses arising by reason of fraud committed by Seller.



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         (c) Notwithstanding anything in this Agreement to the contrary, neither party hereto, as an Indemnifying Party hereunder, shall be liable for any Losses to the extent that the Losses suffered by any Indemnitee result from or have been caused by, contributed to or exacerbated by any action or omission by any Indemnitee (or any of its affiliated Indemnitees) or to the extent that any Indemnitee (or any of its affiliated Indemnitees) fails to take reasonable and prudent action to mitigate any such Losses.

         (d) In calculating amounts payable to an Indemnitee, the amount of the indemnified Losses shall be (i) computed net of (A) payments that the Indemnitee is entitled to receive from any insurer or other Person with respect to such Losses, (B) any prior or subsequent recovery by the Indemnitee from any Person with respect to such Losses and (C) any net Tax benefit to the Indemnitee with respect to such Losses and (ii) determined after giving effect to any reserves or accruals on the books of the Business as of the Closing Date in respect of such matter if and to the extent such reserves or accruals were reflected in the Working Capital Statement or the Management Balance Sheet.

         (e) Neither party shall be entitled to recover any indemnification payment or other amounts due from the other party hereunder by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such party hereunder or under any document delivered pursuant hereto or in connection herewith.

         8.5 Special Indemnity Provisions Relating to Environmental Conditions.

         (a) Notwithstanding the foregoing provisions of this ARTICLE VIII, Sections 8.5(b), 8.5(c) and 8.5(d) shall govern the indemnification for the Environmental Losses that may be incurred by Buyer in respect of Environmental Conditions identified in such Sections, provided that Seller shall have no liability under this Agreement for Environmental Conditions associated with Building 5B at the Cheswick Facility, which Environmental Conditions shall be assumed by, and be the sole responsibility of, Buyer pursuant to Section 2.2(a)(v).

         (b) Seller shall be responsible for and shall indemnify the Buyer Indemnitees for Environmental Losses arising directly from the Release of Hazardous Substances from the former gasoline underground storage tanks located in proximity to Building 2 of the Cheswick Facility (as depicted in Annex 10) detected in the samples collected by Cummings Riter Consultants, Inc. (the "Consultant") on October 1-2, 2002 (the "Gasoline UST Release"), as well as the Release of those Hazardous Substances detected in the samples collected as part of, and reported in, the soil-gas vapor survey conducted by Beacon Environmental Services, Inc. for the Consultant during October 7 - 10, 2002 ("Other Substance Discovery"). For the avoidance of doubt, Seller shall not be responsible under this Section 8.5(b) for Hazardous Substances not detected in such soil-gas vapor survey or any later discovered Hazardous Substance which is not continuous to the areas in which those Hazardous Substances were detected during or as part of the soil-gas vapor survey. The response to the Gasoline UST Release and Other Substance Discovery shall be performed to the extent required in order to obtain a release of liability with respect to such matters under the Pennsylvania Land Recycling Program ("Act 2").





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


         (c) Buyer shall be responsible for, and shall indemnify, defend and hold harmless the Seller Indemnitees from and against, any Environmental Losses that arise out of or in connection with the Ball Field, including the cost and expenses associated with conducting the Ball Field Investigation, up to an aggregate of $1,300,000. Thereafter, Seller shall be responsible for, and shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, any Environmental Losses that arise out of or in connection with the Ball Field. Neither Buyer nor Seller shall conduct or cause to be conducted the Ball Field Investigation, or any corrective action, clean-up, removal, containment or other remediation in connection with any Environmental Condition relating to the Ball Field, unless and until so required by any Governmental Authority having jurisdiction to do so.

         (d) With respect to any Environmental Condition at the Cheswick Facility or the Mount Pleasant Facility other than any Environmental Condition associated with (i) the Gasoline UST Release, (ii) Other Substance Discovery,
(iii) the Ball Field or (iv) Building 5B at the Cheswick Facility, Buyer, on the one hand, and Seller, on the other hand, shall be responsible for, and shall indemnify, defend and hold harmless the Seller Indemnitees and the Buyer Indemnitees, respectively, from and against, any Environmental Losses in accordance with the following schedule: (A) Buyer shall be responsible for, and shall indemnify, defend and hold harmless the Seller Indemnitees from and against, Environmental Losses up to the first $5,000,000; (B) Seller shall be responsible for, and shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, Environmental Losses in excess of such amount up to $3,000,000; (C) to the extent that Environmental Losses exceed $8,000,000, Buyer, on the one hand, and Seller, on the other hand, shall be responsible for, and shall indemnify, defend and hold harmless the Seller Indemnitees and the Buyer Indemnitees, respectively, from and against, 75% and 25%, respectively, of such Environmental Losses up to $2,000,000; and (D) any Environmental Losses in excess of $10,000,000 shall be the sole responsibility of Buyer, and Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against, any such Environmental Losses. Seller's responsibility for and indemnification of Environmental Losses under this Section 8.5(d) shall be reduced by 50% of the amount of Environmental Losses Seller is responsible for relating to the Gasoline UST Release and Other Substance Discovery under Section 8.5(b). For the purposes of this Agreement, the term "Environmental Losses" shall mean any and all Losses arising from an Environmental Condition.

         (e) No claim for indemnification may be made against Seller pursuant to
(i) Section 8.5(c), more than 10 years after the Closing Date and (ii) Section 8.5(b) or 8.5(d), more than five years after the Closing Date, provided that if any claim for indemnification under this Section 8.5 shall have been made prior to the expiration date of the applicable indemnity period provided by this
Section 8.5(e) and such claim shall not have been finally resolved at such date, such claim shall in no way be prejudiced or impaired by the passage of time, and the obligations of Seller under this Section 8.5 with respect to such claim shall continue to survive and shall remain a basis for indemnification until such claim is finally resolved.

         (f) Buyer and Seller further agree as follows: (i) Environmental Losses shall be limited to Losses directly related to responding to Environmental Conditions only as required under Environmental Laws as applicable to industrial uses of property or otherwise for continued use of the property in the Business as conducted on the Closing Date.




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


         (ii) Buyer shall exercise control of the response to any Environmental Condition that is the subject of a claim under this Section 8.5, except with respect to the response to the Gasoline UST Release and Other Substance Discovery that is the subject of Section 8.5(b) over which Seller shall exercise control and with respect to which Buyer shall not communicate with any Governmental Authority or other third party without Seller's consent. Buyer shall provide reasonable written notice to Seller prior to undertaking any activities that may give rise to Environmental Losses for which Seller is or may be responsible in whole or in part hereunder. Buyer shall keep Seller regularly advised of and, at Seller's request, furnish copies of, any studies, reports, correspondence or other significant documents relating to the progress of any project undertaken by Buyer or Buyer's representatives that may give rise to Environmental Losses for which Seller is or may be responsible in whole or in part hereunder. Prior to their submission, Seller shall be provided reasonable notice and opportunity to comment upon Buyer's submissions to any Governmental Authority relating to Environmental Conditions for which Seller is or may be responsible in whole or in part hereunder, or the response thereto, and shall be provided an opportunity to participate in any meetings with any Governmental Authority relating thereto. Buyer shall take all commercially reasonable measures to reduce the costs of any required remediation for which Seller is or may be responsible in whole or in part hereunder. Buyer shall provide Seller with documents evidencing any Environmental Losses incurred by Buyer which are the subject of this Section 8.5, including but not limited to copies of invoices from contractors or vendors specifying the services or goods provided by such parties. To the extent that Buyer does not keep Seller reasonably apprised of activities that may give rise to Environmental Losses which are the subject of this Section 8.5 and does not limit costs as described above, and Seller's interest is materially and adversely affected thereby, any claim by Buyer for indemnification under this Section 8.5 shall be of no force and effect.

         (iii) With respect to any Environmental Condition which is the subject of this Section 8.5, Seller or Seller's representative at Seller's cost shall have the right to inspect, sample or monitor the property where such Environmental Condition exists and Buyer hereby grants Seller or Seller's representative access to such property in order to conduct such inspection, sampling or monitoring.

         (iv) In no event will Buyer effect remediation of any Environmental Condition for which Seller is or may be responsible in whole or in part hereunder unless and until so required by any Governmental Authority.

         (v) Buyer hereby grants Seller or Seller's representative access to the Cheswick Facility as may be necessary to conduct any response to the Gasoline UST Release and Other Substance Discovery. Buyer agrees that, if it will facilitate Seller's obtaining a release of liability under Act 2 with respect to the Gasoline UST Release or Other Substance Discovery, it will establish an appropriate deed restriction on the Cheswick Facility prohibiting the potable use of groundwater under the property and restricting future use of the property to an industrial use. Buyer further agrees that, if allowed to by the appropriate Governmental Authority, Seller may landfarm any soils excavated in response to the Gasoline UST Release and Other Substance Discovery at




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


     appropriate locations at the Cheswick Facility provided that such landfarming does not unreasonably interfere with the operation of the Business at the Cheswick Facility.

         (vi) Notwithstanding any other provision of this Agreement, nothing in this Section 8.5 shall limit or impair Seller's rights to make or file claims with or commence a Proceeding against third Persons after the Closing in respect of Environmental Losses suffered or incurred by Seller in respect of the Purchased Assets or the Business.

         8.6 Other Matters.

         (a) Other than as expressly set forth herein, if the Closing shall occur, the indemnification provisions of this ARTICLE VIII shall be the sole and exclusive remedy of Seller and Buyer for any breach of any covenants, representations or warranties made by the other party in this Agreement (other than for claims based upon fraud) and each party hereby waives all statutory, common law and other claims with respect thereto, other than claims for indemnification pursuant to this ARTICLE VIII.

         (b) There shall be no indemnification by Seller or Buyer for any special, incidental, punitive or consequential damages.

         (c) Upon making any payment to an Indemnitee for any Indemnification Claim pursuant to this ARTICLE VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnitee or its Affiliates may have against any other Persons with respect to the subject matter underlying such Indemnification Claim and the Indemnitee shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnitee or its Affiliates may have.

         (d) If and to the extent that prior to the Closing a party has actual knowledge of the breach of or inaccuracy in or of facts constituting the breach of or inaccuracy in a representation, warranty or covenant made by the other party, and the Closing nonetheless occurs, then such party shall not have the right to assert an Indemnification Claim in respect of such breach or inaccuracy, and the party against whom such Indemnification Claim could otherwise be asserted shall have no liability or obligation in respect thereof.

         (e) Any indemnification payment made hereunder shall be treated as an adjustment to the Purchase Price hereunder.

         (f) In the event that the Buyer Guarantor or the Seller Guarantor (as each such term is defined in the Guaranty Agreement) shall become obligated in accordance with the terms and conditions of the Guaranty Agreement to make a payment under such Guaranty Agreement and shall satisfy its obligations thereunder with respect to any underlying claim of Seller or Buyer hereunder, each of Seller and Buyer agrees that such payment, when made, shall discharge the underlying claim for all purposes of this Agreement.





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                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination. By written notice given prior to or at the Closing, subject to the provisions of Section 9.2, this Agreement may be terminated as follows:

         (a) the written agreement of Seller and Buyer;

         (b) either Seller or Buyer if the Closing shall not have occurred on or before March 31, 2003 or such later date as the parties may agree upon, unless the party seeking to terminate is in material breach of its obligations under this Agreement;

         (c) either Seller or Buyer if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

         (d) either Seller or Buyer if any of the conditions to such party's obligation set forth in ARTICLE VII to perform has not been satisfied or waived as of the date specified in Section 9.1(b), or if satisfaction of any such unwaived condition becomes incapable of fulfillment; provided, however, that a party hereto may not seek termination pursuant to this Section 9.1(d) if such condition is incapable of fulfillment due to the failure of such party to perform the agreements set forth herein required to be performed by such party at or before the Closing; or

         (e) either Seller or Buyer if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or other action shall have become final and nonappealable.

         9.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.1, this Agreement shall become null and void and of no further force or effect, and no Person shall have any Liability in respect hereof or of the transactions contemplated hereby, except (a) with respect to any willful and material breach of any covenant contained in this Agreement by such Person prior to such termination and (b) that the provisions of the Confidentiality Agreement, the provisions of Section 5.8 and ARTICLE IX shall survive such termination and shall remain in full force and effect.

                                   ARTICLE X
                                  MISCELLANEOUS

         10.1 No Assignment. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other party hereto. Any purported assignment or transfer of this Agreement in violation of this
Section 10.1 shall be void and of no force or effect.

         10.2 Headings. The headings and the table of contents contained in this Agreement are included for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.





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


         10.3 Entire Agreement. This Agreement (and the Ancillary Agreements when executed and delivered) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, statements, representations, warranties, documents, instruments, communications and correspondence, whether written or oral, express or implied, between the parties hereto and their respective Affiliates, representatives and agents with respect to the subject matter hereof and thereof.

         10.4 Annexes and Exhibits; Disclosure Schedule. The Annexes, Exhibits and Disclosure Schedule referenced herein are incorporated herein by reference and are a part of this Agreement for all purposes. The Disclosure Schedule shall identify the exceptions set forth therein with reasonable particularity and in reasonable detail. Matters disclosed in any Section of the Disclosure Schedule with respect to any representation or warranty of Seller contained herein shall be deemed disclosed with respect to every other representation and warranty of Seller contained herein, but only to the extent that such disclosure provides on its face a reasonable correlation to the subject matter of such other representations and warranties. The Sections of the Disclosure Schedule will correspond to the numbered paragraphs contained in ARTICLE III.

         10.5 Amendment; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in a writing specifically referencing this Agreement and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the parties, on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

         10.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any other term or provision of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Section 10.7, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.





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


         10.8 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered in person, (b) five days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) when dispatched by facsimile (with confirmation of receipt) or (d) one business day after being sent by a nationally recognized overnight delivery service, to the appropriate party at the address or facsimile number specified below:

                  If to Seller:

                           Westinghouse Government Services Company LLC
                           106 Newberry Street, S.W.
                           Aiken, South Carolina 29801
                           Attention:  General Counsel
                           Facsimile No.: (803) 725-4914

                  with copies to:

                           Washington Group International, Inc.
                           720 Park Boulevard
                           Boise, Idaho 83712
                           Attention:  General Counsel
                           Facsimile No.: (208) 386-5220

                           and

                           Jones, Day, Reavis & Pogue
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Attention:  Charles W. Hardin, Jr.
                           Facsimile No.: (216) 579-0212

                  If to Buyer:

                           Curtiss-Wright Electro-Mechanical Corporation
                           1966 East Broad Hollow Road
                           Farmingdale, New York 11735-1713
                           Attention:  Joseph Napoleon, President
                           Facsimile No.: (631) 293-6144

                  with copies to:



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


                           Curtiss-Wright Corporation
                           1200 Wall Street West
                           Lyndhurst, New Jersey 07071
                           Attention: Michael J. Denton, Esq., General Counsel Facsimile No.: (201) 438-5680

                           and

                           Satterlee Stephens Burke & Burke LLP
                           230 Park Avenue
                           New York, New York  10169
                           Attention:  William M. Jackson
                           Facsimile No.:  (212) 818-9606

Any party hereto may change its address or facsimile number for the purposes of this Section 10.8 by giving notice as provided herein.

         10.9 Binding Effect; Third Party Beneficiary Rights. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and shall inure to the benefit of the Indemnified Parties. This Agreement is not intended, and shall not be construed, to give any Person other than Buyer and Seller, the Indemnified Parties (solely as provided in ARTICLE VIII), and WEC (solely to enforce Section 5.5(a)(ii), Section 5.15, Section 5.16 and Section 5.17, as such provisions or Sections relate to WEC, and Section 10.12 solely with respect to the immediately preceding provisions and Sections), and their respective successors and permitted assigns, any interest or rights (including third party beneficiary rights) with respect to or in connection with any agreement or provision herein or any matter contemplated hereby.

         10.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

         10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Buyer agrees that WEC will suffer irreparable harm if Buyer does not perform the obligations relating to WEC under Sections 5.15, 5.16 and 5.17 within a reasonable time considering the nature of the obligation, and hereby consents to the entry of an injunction, after the expiration of such reasonable period, to enforce WEC's rights hereunder, without the posting of any bond.

                       [Signature page follows this page.]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                WESTINGHOUSE GOVERNMENT SERVICES COMPANY LLC



                                By: /s/ Richard D. Parry
                                    ----------------------------------------
                                    Name:  Richard D. Parry
                                    Title: Vice President & Assistant Secretary


                                CURTISS-WRIGHT ELECTRO-MECHANICAL CORPORATION



                                By: /s/ Joseph Napoleon
                                    ----------------------------------------
                                    Name:  Joseph Napoleon
                                    Title: President